Exhibit 10.2

PURCHASE AND SALE AGREEMENT
FOR
PEÑASQUITO AND OTHER ROYALTIES

BETWEEN
MINERA KENNECOTT S.A. DE C.V.
as Vendor
KENNECOTT EXPLORATION COMPANY
as Vendor Parent
AND
ROYAL GOLD, INC.
As Purchaser
December 28, 2006

PURCHASE AND SALE AGREEMENT
FOR
PEÑASQUITO AND OTHER ROYALTIES

THIS PURCHASE AND SALE AGREEMENT is made as of this 28th day of December, 2006
BETWEEN:
MINERA KENNECOTT S.A. DE C.V., a company incorporated under the laws of Mexico (the “Vendor”),
KENNECOTT EXPLORATION COMPANY, a Delaware corporation (“KEC”)
AND:
ROYAL GOLD, INC., a Delaware corporation
(the “Purchaser”).
THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants, agreements, representations, warranties and payments contained in this Agreement, the parties agree with each other as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

Unless the context otherwise requires, where used in this Agreement, the following terms shall have the respective meanings set out below, and grammatical variations of such terms shall have corresponding meanings:
1.1.1.	“Agreement” means this Purchase and Sale Agreement for Peñasquito and Other Royalties.

1.1.2.	“Assumed Liabilities” has the meaning set forth in Section 7.1.

1.1.3.	“Business Day” means any day that is not a Saturday or Sunday or a statutory holiday in either Denver, Colorado or Salt Lake City, Utah.

1.1.4.	“Concessions” mean the Other Concessions and the Peñasquito Concessions.

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1.1.5.	“Data Disclosure Agreement” means that certain Data Disclosure Agreement between KEC and Purchaser, effective October 4, 2006.

1.1.6.	“Disclosure Documents” means the financial statements, annual, quarterly or current reports, proxy statements, and other documents required to be filed by the Purchaser pursuant to the reporting requirements of the United States Securities Exchange Act of 1934, as amended (the “1934 Act”) and the registration statement on Form S-4 (File no. 333-111590) (the “Registration Statement”), including exhibits, financial statements or other documents or required 1934 Act filings that are incorporated therein, and as may be amended by any prospectus supplement or post-effective amendment filed with the United States Securities and Exchange Commission (the “SEC”).

1.1.7.	“Environmental Laws” means all Laws relating to the environment and/or the protection thereof, including without limitation with respect to the following substances and/or the transportation thereof:
1.1.7.1.	any substance the presence of which requires reporting, investigation, removal and remediation under any Laws;

1.1.7.2.	any substance that is defined as a pollutant, contaminant, dangerous substance, toxic substance, hazardous or toxic chemical, hazardous waste or hazardous substance under any Laws;

1.1.7.3.	any substance that is toxic, explosive, corrosive, flammable, ignitable, infectious, carcinogenic or otherwise hazardous and is regulated by or forms the basis of liability under any Laws;

1.1.7.4.	any substance the presence of which on a property causes or threatens to cause a nuisance upon the property or to adjacent properties or poses or threatens to pose a hazard to health or safety of persons on or about a property;

1.1.7.5.	any substance that contains gasoline, diesel fuel or other petroleum hydrocarbons, including crude oil and fractions thereof, natural gas, synthetic gas and any mixtures thereof;

1.1.7.6.	any substance that contains asbestos and/or asbestos-containing materials; or

1.1.7.7.	any substance that contains pcbs, or pcb-containing materials or fluids.
1.1.8.	“Governmental Authority” means a federal, state, provincial, regional, municipal or local government in the United States of America or Mexico or a subdivision thereof including an entity, person, court or other body or organization exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government or subdivision.

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1.1.9.	“KEC” has the meaning set forth on the first page of this Agreement.

1.1.10.	“Knowledge of Vendor” means the actual knowledge of Stephen Scott, without any duty of inquiry or recollection whatsoever with nothing being imputed or deemed to be known even if known and accessible means of knowledge exists or actual notice of information has been received.

1.1.11.	“Laws” means all laws, statutes, ordinances, regulations, rules and orders of any Governmental Authority applicable to a party, this Agreement, the Royalties or the Concessions, including without limitation labor, tax, and Environmental Laws.

1.1.12.	“LIBOR” means for any month the the London Inter-Bank Offered Rate on the first Business Day of that month.

1.1.13.	“Minera Peñasquito” means Minera Peñasquito S.A. de C. V., a Mexican corporation.

1.1.14.	“Notice” shall have the meaning set forth in Section 10.3.

1.1.15.	“Other Concessions” means (i) all of the concessions, except the Peñasquito Concessions, that are identified in Exhibit A to the Termination of Property Rights Agreement, (ii) the concessions identified in “CONTRATO DE CESION DE DERECHOS QUE OTORGA, POR UNA PARTE, MINERA KENNECOTT, S.A. DE C.V., REPRESENTADA EN ESTE ACTO POR EL SR. DAVE F. SIMPSON Y, POR LA OTRA, MINERA PEÑASQUITO, S.A. DE C.V., REPRESENTADA EN ESTE ACTO POR EL SR. ABELARDO GARZA HERNANDEZ,” dated November 24 and 26, 1999, a copy of which is attached as Schedule B1 to this Agreement, (iii) the concessions identified in “CONTRATO DE CESION DE DERECHOS QUE OTORGA, POR UNA PARTE, MINERA KENNECOTT, S.A. DE C.V., REPRESENTADA EN ESTE ACTO POR EL SR. DAVE F. SIMPSON Y, POR LA OTRA, MINERA AGUA TIERRA, S.A. DE C.V., REPRESENTADA EN ESTE ACTO POR LA LIC. YVONNE AVALOS CAZARES,” dated November 8 and 19, 1999, a copy of which is attached as Schedule B2 to this Agreement, and (iv) any Projects which were for base or precious metals and in respect of which any member of the Rio Tinto Group holds a royalty or similar interest which it has the legal right, power and authority to sell and dispose of without breaching any contractual or other obligation to any third party, the Vendor and KEC acknowledging that to Vendor’s Knowledge it holds no such royalties and interests and the Purchaser acknowledging and confirming to the Vendor and KEC that it does not know whether any such royalties or interests exist, and (v) includes all rights if any which have been obtained since May 5, 1999 by conversion, extension or substitution of any concession described in Subsections (i) – (iv) above.

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1.1.16.	“Other Royalties” means the right, title and interest, if any, that was granted to the Vendor and/or KEC in, to, relating to or arising from the 2% net smelter royalties and the 1% net smelter royalties, as the case may be, with respect to the Other Concessions provided in (a) Section 4 of the Termination of Property Rights Agreement or (b) the contractos attached hereto as Schedule B.

1.1.17.	“Other Royalties Closing” has the meaning set forth in Section 6.1.2.

1.1.18.	“Other Royalties Closing Date” means a date to be agreed by the parties no later than 10 Business Days after the Purchaser notifies the Vendor which, if any, of the Other Royalties it will purchase, but in no event shall the Other Royalties Closing Date be earlier than the Peñasquito Royalty Closing Date.

1.1.19.	“Other Royalties Purchase Price” has the meaning set forth in Section 2.2.

1.1.20.	“Peñasquito Concessions” means the EL PEÑASQUITO, LA PEÑA, LAS PEÑAS, ALFA, and BETA concessions more particularly described in Exhibit A to the Termination of Property Rights Agreement and includes all rights if any which have been obtained since May 5, 1999 by conversion, extension or substitution of such concessions.

1.1.21.	“Peñasquito Project” means the gold, silver, lead and zinc mine in that Minera Peñasquito proposes to construct in the State of Zacatecas, Mexico.

1.1.22.	“Peñasquito Purchase Price” has the meaning set forth in Section 2.2.

1.1.23.	“Peñasquito Royalty” means (i) all right, title, and interest that was granted to the Vendor and/or KEC in, to, and relating to or arising from the 2% net smelter royalty on the Peñasquito Concessions provided in (a) Section 4 of the Termination of Property Rights Agreement and (b) the “CONTRATO DE CESION DE DERECHOS QUE OTORGA, POR UNA PARTE, MINERA KENNECOTT, S.A. DE C.V., REPRESENTADA EN ESTE ACTO POR EL SR. DAVE F. SIMPSON Y, POR LA OTRA, MINERA PEÑASQUITO, S.A. DE C.V., REPRESENTADA EN ESTE ACTO POR EL LIC. JOSE MARIA GALLARDO TAMAYO,” dated October 29, 1999, a copy of which is attached as Schedule C to this Agreement, and (ii) subject to Sections 7.1 and 7.2, all obligations relating thereto.

1.1.24.	“Peñasquito Royalty Closing” means the completion of the purchase and sale of the Peñasquito Royalty pursuant to Article 6.

1.1.25.	“Peñasquito Royalty Closing Date” means January 20, 2007, unless otherwise agreed in writing by the parties.

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1.1.26.	“Projects” means the groups of concessions that were held subject to the Property Rights Agreement or the Termination of Property Rights Agreement and are identified in Schedule A hereto.

1.1.27.	“Promissory Note” means a promissory note in the amount of $20,000,000 payable by the Purchaser on demand, which may not be made before the first Business Day after the Penasquito Royalty Closing, without interest before demand but with interest after demand at an annual rate equal to the rate of LIBOR plus 6% per annum, both before and after judgment with interest on overdue interest at the same rate.

1.1.28.	“Property Rights Agreement” means the Property Rights Agreement between Western Copper Holdings Ltd., Minera Western Copper S.A. de C.V., Kennecott Exploration Company, and Minera Kennecott S.A. de C.V., dated March 13, 1998, a copy of which is attached as Schedule D to this Agreement.

1.1.29.	“Purchaser” has the meaning set forth on the first page of this Agreement.

1.1.30.	“Rio Tinto Group” means the dual listed company structure incorporating Rio Tinto plc and Rio Tinto Limited and including any Affiliate of either of them.

1.1.31.	“Royalties” means the Other Royalties and the Peñasquito Royalty.

1.1.32.	“Taxes” means value-added taxes (impuesto al valor agredado), sales or commodity taxes, goods and services taxes or similar taxes, duties and any registration, transfer or other fees imposed or levied in accordance with applicable Law or by Governmental Authority, but excludes taxes on income or capital gains (impuesto sobre la renta).

1.1.33.	“Termination of Property Rights Agreement” means the Termination of Property Rights Agreement between Kennecott Exploration Company, Minera Kennecott S.A. de C.V., Western Copper Holdings Ltd. and Minera Western Copper S.A. de C.V., dated May 5, 1999, a copy of which is attached as Schedule E to this Agreement.

1.1.34.	“Vendor” has the meaning set forth on the first page of this Agreement, and is a partially owned direct subsidiary of KEC.

1.1.35.	“Western Copper” means Western Copper Holdings Ltd. and Minera Western Copper S.A. de C.V., each a party to the Termination of Property Rights Agreement.
1.2.	Gender and Number

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing a gender include all genders.

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1.3.	Headings

The headings used in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.
1.4.	Generally Accepted Accounting Principles

All accounting terms not otherwise defined in this Agreement shall have the meanings ascribed to them in accordance with generally accepted accounting principles in the United States, applied consistently.
1.5.	Currency

All dollar amounts in this Agreement are stated in U.S. currency.

1.6.	Schedules

The following Schedules attached hereto are incorporated herein and form part of this Agreement:

Schedule A	List of Projects

Schedule B.1	Spanish Language Agreements referenced in clause (ii) of the definition of Other Concessions

Schedule B.2	Spanish Language Agreements referenced in clause (iii) of the definition of Other Concessions

Schedule C	Spanish Language Agreement applicable to and referenced in the definition of the Peñasquito Concessions

Schedule D	Property Rights Agreement

Schedule E	Termination of Property Rights Agreement
2.	PURCHASE AND SALE OF PEÑASQUITO ROYALTY AND OTHER ROYALTIES

2.1.	Purchase and Sale
2.1.1.	Upon the terms and subject to the conditions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from the Vendor, the Peñasquito Royalty and all of the Vendor’s right, title and interest therein as of and from the Peñasquito Royalty Closing, without representation or warranty of any kind as to title or otherwise except as set forth in Section 3.1.

2.1.2.	By Notice given on or before May 1, 2007, the Purchaser shall advise the Vendor and KEC which, if any, of the Other Royalties it elects to purchase. Upon the terms and subject to the conditions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchaser, without representation or warranty of any kind as to title or otherwise except as set forth in Section 3.1, all of the Other Royalties that the Purchaser has elected to purchase.

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2.2.	Purchase Price
2.2.1.	The purchase price for the Peñasquito Royalty payable by the Purchaser to the Vendor shall be $100,000,000 (the “Peñasquito Purchase Price”) payable as follows:
2.2.1.1.	$80,000,000 at the Penasquito Royalty Closing; and

2.2.1.2.	$20,000,000 on the first Business Day following the Penasquito Royalty Closing, pursuant to the Promissory Note.
2.2.2.	The purchase price for any and all of the Other Royalties that Purchaser elects to acquire shall be $1.00 (the “Other Royalties Purchase Price”).
2.3.	Payment of the Peñasquito Purchase Price

The Peñasquito Purchase Price shall be paid and satisfied by the Purchaser as follows:
2.3.1.	by the wire transfer of immediately available federal funds in the amount of $80,000,000 to a bank account maintained by the Vendor in a bank organized under the Laws of and situated in the United States as shall be designated by the Vendor by Notice to the Purchaser not later than three (3) Business Days prior to the Peñasquito Royalty Closing and delivered at the Peñasquito Royalty Closing; and

2.3.2.	by the payment to the Vendor of $20,000,000 on the first Business Day after the Penasquito Royalty Closing pursuant to the Promissory Note.
2.4.	Payment of the Other Royalties Purchase Price

The Other Royalties Purchase Price shall be paid and satisfied by the Purchaser as a cash payment of $1.00 on the Other Royalties Closing Date.
3.	REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS

3.1.	Representations and Warranties of the Vendor and KEC

The Vendor and KEC jointly and severally represent and warrant to the Purchaser as follows, in each case subject to the limitations set forth in Section 3.4, and acknowledge that the Purchaser will rely on such representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement.
3.1.1.	Organization and Power — Each of Vendor and KEC is a duly incorporated, organized and validly subsisting corporation under the laws of its jurisdiction of incorporation and has the corporate power to own its interest in the Royalties and to carry out its obligations under this Agreement.

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3.1.2.	Due Authorization — The execution and delivery of this Agreement and the other documents to be executed and delivered by the Vendor and KEC hereunder and the carrying out of the transactions contemplated hereby on the part of the Vendor and KEC have been duly authorized by all necessary corporate action on the part of the Vendor and KEC.

3.1.3.	Validity of Agreement — This Agreement and all other agreements and all assignments and transfers to be executed and delivered by the Vendor and KEC hereunder at the Peñasquito Royalty Closing and the Other Royalties Closing constitute and will constitute valid, binding and enforceable obligations of the Vendor and KEC .

3.1.4.	No Conflicts or Violations — Neither the entering into of this Agreement and the other documents and agreements to be executed and delivered by the Vendor or KEC hereunder nor the completion of the transactions contemplated hereby in accordance with the terms hereof will result in the violation of any of the terms or provisions of the constating documents of the Vendor or KEC nor, subject to obtaining, on or before the Peñasquito Royalty Closing and the Other Royalties Closing, any required consents of any Governmental Authorities in Mexico to permit or recognize the transfer of the Royalties to the Purchaser, and obtaining the consent of Minera Peñasquito to the assignment of the Peñasquito Royalty and the Other Royalties, will the entering into of this Agreement or such other documents and agreements nor such completion thereof:
3.1.4.1.	result in the violation of any of the terms or provisions of any indenture or other agreement, instrument or obligation to which either of the Vendor or KEC is a party or by which it is bound or by which any of the Vendor’s or KEC’s interests in the Royalties is bound or affected;

3.1.4.2.	conflict with, or result in a breach of, or violate any Law; or

3.1.4.3.	give to any other person, after the giving of notice or otherwise, any right of termination, cancellation or acceleration in or with respect to any agreement or other instrument to which the Vendor or KEC is a party or is subject, or from which it derives benefit, by which any of the Vendor’s or KEC’s interest in the Royalties is bound or affected.
3.1.5.	Royalties free and clear — The Vendor holds the Peñasquito Royalty, free and clear of all liens, claims and encumbrances. Neither the Vendor nor KEC has previously:

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3.1.5.1.	assigned the Royalties or any of their rights with respect thereto;

3.1.5.2.	granted or created any liens, charges or encumbrances on or in respect of the Royalties;

3.1.5.3.	granted any options to purchase or rights of first refusal with respect to the Royalties; or

3.1.5.4.	agreed to any amendment to Section 4 of the Termination of Property Rights Agreement or waived any of their rights thereunder or under the contractos attached hereto as Schedules B and C.
3.1.6.	Royalty Documents — The documents attached hereto as Schedules B through E are true, correct, accurate, and complete copies of the documents they purport to be. The Termination of Property Rights Agreement, and the Contratos de Cesión de Derechos which are attached hereto as Schedules B, C, and E have not been altered, modified, supplemented, or amended.
3.1.7.	Compliance with Laws -To the Knowledge of Vendor
3.1.7.1.	before May 5, 1999 all operations on and with respect to the Concessions were conducted in substantial compliance with all applicable Laws, including Environmental Laws, in all material respects; and

3.1.7.2.	the Vendor has not received from any Governmental Authority written notice of any pending or threatened investigation or inquiry by any Governmental Authority relating to any actual or alleged violation of any Law, including any Environmental Law, in with respect to or affecting the Concessions.
3.1.8.	Broker’s Fees – Neither the Vendor nor KEC have any liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated.

3.1.9.	Litigation — There is no action, suit, prosecution or other similar proceeding of a material nature of which process initiating the same has been served on the Vendor or KEC or, to the Knowledge of Vendor, threatened against the Vendor or KEC and affecting any of the Vendor’s or KEC’s interest in the Royalties at law or in equity or before or by any Governmental Authority.

3.1.10.	Information and Data — The Vendor and KEC have provided the Purchaser with copies of all correspondence, notes, written information, data, and other documents in their possession or control relating to the Royalties.

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3.1.11.	Capitalization — The authorized and outstanding capital of the Vendor consists of 426,193,333 shares of which KEC owns 126,507,103 shares and San Pedro Mining Company, a Delaware corporation and a wholly owned subsidiary of KEC, owns 299,686,230 shares.

3.1.12.	Activities regarding Concessions — None of KEC, the Vendor or any affiliate of either has at any time (a) engaged in any commercial mining of minerals from the lands subject to the Concessions, provided the Purchaser acknowledges that KEC, the Vendor or affiliates of them have conducted exploration on such lands or (b) had or exercised the power to control the commercial mining of minerals from the lands subject to the Concessions by any third party that owned or held rights in respect of any of the Concessions, provided the Purchaser acknowledges that KEC, the Vendor or affiliates of them may have had or exercised the power to control exploration on such lands by third parties that owned or held rights in respect of the Concessions.
3.2.	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendor and KEC as follows, and acknowledges that the Vendor and KEC will rely on such representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement.
3.2.1.	Organization and Power — The Purchaser is a duly incorporated, organized and validly subsisting company in good standing under the laws of its jurisdiction of incorporation and has the corporate power to enter into this Agreement and to carry out its obligations under this Agreement.

3.2.2.	Due Authorization — The execution and delivery of this Agreement and the other documents to be executed and delivered by the Purchaser hereunder and the carrying out of the transactions contemplated hereby on the part of the Purchaser have been duly authorized by all necessary corporate and shareholder action on the part of the Purchaser.

3.2.3.	Validity of Agreement — This Agreement and all other agreements to be executed and delivered by the Purchaser hereunder at the Peñasquito Royalty Closing and the Other Royalties Closing constitute and will constitute valid, binding and enforceable obligations of the Purchaser.

3.2.4.	No Conflicts or Violations — Neither the entering into of this Agreement and the other documents and agreements to be executed and delivered by the Purchaser hereunder nor the completion of the transactions contemplated hereby in accordance with the terms hereof will conflict with or result in the breach or violation of any Law or any of the terms and provisions of the constating documents of the Purchaser or of any indenture or other agreement, instrument or obligation to which the Purchaser is a party or by which it is bound, or give to any other person, after the giving of notice or otherwise, any right of termination, cancellation or acceleration in or with respect to any agreement or other instrument to which the Purchaser is a party or is subject, or from which it derives benefit.

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3.2.5.	Broker’s Fees – The Purchaser has no liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Vendor or KEC could become liable or obligated.
3.3.	Acknowledgements of the Vendor and KEC
3.3.1.	The Vendor and KEC acknowledge that except as expressly set forth in Section 3.2, the Purchaser makes no express or implied representations or warranties with respect to the subject matter of this Agreement.

3.3.2.	The Vendor and KEC acknowledge and agree each with the other that KEC does not hold any rights and interests in and to the Penasquito Royalty or the Other Royalties and, based thereon, the Vendor and KEC jointly and severally represent and warrant to the Purchaser that KEC does not hold any rights or interests in and to the Peñasquito Royalty or the Other Royalties. The Vendor acknowledges that the Peñasquito Purchase Price, regardless of how allocated between the Vendor and KEC, is full and fair consideration for the Peñasquito Royalty and that the Purchaser is not responsible for, and shall not be liable for, the consequences of the allocation of the Peñasquito Purchase Price between the Vendor and KEC.
3.4.	Acknowledgements of the Purchaser

The Purchaser acknowledges that except as expressly set forth in Section 3.1, the Vendor and KEC make no express or implied representations or warranties with respect to the subject matter of this Agreement and, in particular but without limitation (and without limiting the other subsections of this Section 3.4) no express or implied representations or warranties are or have been made, except as set forth in Subsections 3.1.7 and 3.1.12, and any and all implied representations and warranties are hereby excluded, relating to the following, and the Purchaser acknowledges that it is relying solely upon its own investigations with respect to such matters:
3.4.1.	Condition of Concessions — the value, merchantability or fitness for any purpose of the Concessions; the existence or presence of any mineral substance or ore; the feasibility or profitability of any mining operation on or with respect to the Concessions; the value of the Royalties; the right or ability of Western Copper to mine or produce minerals from the Concessions; the likelihood that minerals can or will be removed from the Concessions in commercially saleable quantities; the physical condition of the Concessions; the existence of contaminants on the Concessions; or environmental or other liabilities associated with the Concessions; or the validity or enforceability of Section 4 of the Termination of Property Rights Agreement or the agreements attached as Schedules B and C hereto;

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3.4.2.	Data — the accuracy or completeness, other than as set forth in Section 3.1.6, of any information, documentation or data, including without limitation any information, documentation or data provided pursuant to or in connection with the negotiation hereof, relating to the Royalties, the Concessions or otherwise;

3.4.3.	Royalties — the right or ability of Western Copper to pay the Royalties; the legal status of Western Copper or the validity or enforceability of Section 4 of the Termination of Property Rights Agreement or the agreements attached as Schedules B and C hereto; or

3.4.4.	Title — the title, if any, of Western Copper to the Concessions, the absence of third-party claims to or interests in the Concessions; or the status or good standing of the Concessions including as to whether any or all of them continue to exist or as to whether taxes or assessments required to maintain them in good standing have been paid or as to whether before or after May 5, 1999 any rights were validly obtained by conversion, extension or substitution of concessions.
4.	PRE-CLOSING COVENANTS

4.1.	Actions

Subject to the terms and conditions of this Agreement, each of the parties will use its good faith efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to be ready to comply with the requirements of Sections 6.2 and 6.3 at the Penasquito Royalty Closing or the Other Royalties Closing as the case may be including without limitation making such filings or registrations with Governmental Authorities as may on its part be required.

4.2.	Consents

Subject to the limitations contemplated in Section 3.4, in respect of which no action by KEC or the Vendor will be required and which KEC and the Vendor shall not be obligated to remedy or cure, and to Section 8.2 :
4.2.1.	Each of the parties shall use its respective reasonable commercial efforts to obtain at its own expense on or before the Peñasquito Royalty Closing any and all consents or approvals of Governmental Authorities as may be required on its part to sell, assign and transfer its interest in the Penasquito Royalty to the Purchaser, provided that the parties shall not be required to make any payments, including without limitation payment of Taxes, or commit to any work or provision of services or otherwise incur any material obligations in performing their obligations under this Subsection 4.2.1.

4.2.2.	Each of the Vendor and KEC shall use its reasonable commercial efforts to obtain at its own expense as soon as reasonably possible after the date of this Agreement, and in any event on or before the Peñasquito Royalty Closing, any and all consents, without any material conditions or restrictions and in

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form and substance satisfactory to Purchaser acting reasonably, to this Agreement and to the transactions contemplated hereby that are required to be obtained from (a) Minera Peñasquito or it successors or assigns under the terms of the Termination of Property Rights Agreement or the contrato attached hereto as Schedule C and (b) from any third party other than Minera Peñasquito that are necessary to the completion of the transactions contemplated hereby in respect of the Peñasquito Royalty, provided that the Vendor and KEC shall not be required to make any payments or otherwise incur any obligations in performing their obligations under this Subsection 4.2.2, and provided further that the Vendor and KEC shall consult with the Purchaser concerning the form and substance of the request for consent to be made to Minera Peñasquito.

4.2.3.	Each of the Vendor and KEC shall use its reasonable commercial efforts to obtain at its own expense as soon as reasonably possible after Notice from the Purchaser of the identity of the Other Royalties, if any, it elects to purchase, and in any event on or before the Other Royalties Closing, any and all consents, without any material conditions or restrictions and in form and substance satisfactory to Purchaser acting reasonably, to this Agreement and to the transactions contemplated hereby in respect of such Other Royalties that are required to be obtained from (a) Minera Peñasquito or it successors or assigns under the terms of the Termination of Property Rights Agreement or the contratos attached hereto as Schedule B and (b) from any third party other than Minera Peñasquito that are necessary to the completion of the transactions contemplated hereby in respect of such Other Royalties, provided that the Vendor and KEC shall not be required to make any payments or otherwise incur any obligations in performing their obligations under this Subsection 4.2.3.
4.3.	Due Diligence
4.3.1.	Following the execution of this Agreement, until the Peñasquito Royalty Closing Date or earlier termination of this Agreement, the Purchaser shall have the exclusive right to conduct reasonable due diligence in respect of the ownership, terms and conditions, validity, and good standing of the Peñasquito Royalty and the Peñasquito Concessions, including, without limitation, through inquiries made of Governmental Authorities and Minera Peñasquito and its affiliates.

4.3.2.	Following the execution of this Agreement, until the Other Royalties Closing Date or earlier termination of this Agreement, the Purchaser shall have the exclusive right to conduct reasonable due diligence in respect of the ownership, terms and conditions, validity, and good standing of the Other Royalties and the Other Concessions, including, without limitation, through inquiries made of Governmental Authorities and Minera Peñasquito and its affiliates.

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4.3.3.	The Vendor and KEC shall co-operate with Purchaser in respect to such due diligence, and, if requested by the Purchaser, each shall use its reasonable efforts to facilitate direct communications between the Purchaser and Minera Peñasquito or any other third party whose consent may be needed for the completion of the transactions contemplated hereby.

4.3.4.	Following the execution of this Agreement, neither the Vendor nor KEC nor the affiliates of either will enter into or continue any negotiations or discussions with respect to the subject matter of this Agreement with any other person or entity.
5.	CONDITIONS OF CLOSING

5.1.	Mutual Conditions
5.1.1.	The obligations of the Vendor to complete the sale of the Peñasquito Royalty as contemplated by this Agreement and the corresponding obligation of the Purchaser to complete the purchase of the Peñasquito Royalty are subject to fulfillment of the following conditions:
5.1.1.1.	No Order or Proceedings — No injunction or restraining order of any Governmental Authority of competent jurisdiction shall be in effect which prohibits the transactions contemplated by this Agreement in respect of the Peñasquito Royalty and no action or proceeding shall have been instituted and remain pending before any such court or other Governmental Authority to restrain or prohibit any of the transactions contemplated hereby in respect of the Peñasquito Royalty.

5.1.1.2.	Approvals and Consents — Except as contemplated in Section 8.2, all consents, approvals, orders and authorizations of any person (including, without limitation, Minera Peñasquito) or Governmental Authority (or registrations, declarations, filings or recordings with any such Governmental Authority) or stock exchange or securities commission required in connection with the completion of any of the transactions contemplated by this Agreement in respect of the Peñasquito Royalty, the execution of this Agreement, the Peñasquito Royalty Closing, or the performance of any of the terms and conditions hereof, shall have been obtained without any material conditions or restrictions and in form and substance satisfactory to both the Purchaser and Vendor, acting reasonably, on or before the Peñasquito Royalty Closing Date.
5.1.2.	The obligations of the Vendor to complete the sale of the Other Royalties that the Purchaser has elected to purchase and the corresponding obligation of the Purchaser to complete the purchase of such Other Royalties are subject to fulfillment of the following conditions:

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5.1.2.1.	No Order or Proceedings — No injunction or restraining order of any Governmental Authority of competent jurisdiction shall be in effect which prohibits the transactions contemplated by this Agreement in respect of the Other Royalties to be purchased and no action or proceeding shall have been instituted and remain pending before any such court or other Governmental Authority to restrain or prohibit any of the transactions contemplated hereby in respect of such Other Royalties.

5.1.2.2.	Approvals and Consents — Except as contemplated in Section 8.2, all consents, approvals, orders and authorizations of any person (including, without limitation, Minera Peñasquito) or Governmental Authority (or registrations, declarations, filings or recordings with any such Governmental Authority) required in connection with the completion of any of the transactions contemplated by this Agreement in respect of the Other Royalties to be purchased, or the performance of any of the terms and conditions hereof in respect of such Other Royalties, shall have been obtained without any material conditions or restrictions and in form and substance satisfactory to both the Purchaser and Vendor, acting reasonably, on or before the Other Royalties Closing Date.
The foregoing conditions are inserted for the mutual benefit of the Vendor and the Purchaser and may be waived in whole or in part if and only if jointly waived by the Vendor and the Purchaser.

5.2.	Purchaser’s Conditions
5.2.1.	The obligation of the Purchaser to complete the purchase of the Peñasquito Royalty is subject to fulfillment of the following conditions:
5.2.1.1.	Due Diligence — The completion of due diligence to the Purchaser’s reasonable satisfaction with respect to the ownership, terms and conditions, validity, and good standing of the Peñasquito Royalty and the Peñasquito Concessions.

5.2.1.2.	Representations and Warranties — The representations and warranties of the Vendor and KEC made in this Agreement (except in respect of the Other Royalties) shall be true and correct in all material respects as if made at and as of the Peñasquito Royalty Closing Date.

5.2.1.3.	Performance of Covenants - All covenants to be performed by the Vendor or KEC hereunder on or before the Peñasquito Royalty Closing Date pursuant to this Agreement shall have been performed in all material respects.

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5.2.2.	If the Purchaser elects to purchase any of the Other Royalties, the obligation of the Purchaser to complete the purchase of such Other Royalties is subject to fulfillment of the following conditions:
5.2.2.1.	Representations and Warranties — The representations and warranties of the Vendor and KEC made in this Agreement shall be true and correct in all material respects as if made at and as of the Other Royalties Closing Date.

5.2.2.2.	Performance of Covenants - All covenants to be performed by the Vendor or KEC hereunder on or before the Other Royalties Closing Date pursuant to this Agreement shall have been performed in all material respects.
The conditions in Subsection 5.2.1 and 5.2.2 are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in whole or in part by Notice to the Vendor from the Purchaser.

5.3.	Vendor’s Conditions
5.3.1.	The obligations of the Vendor to complete the sale of the Peñasquito Royalty are subject to fulfillment of the following conditions:
5.3.1.1.	Representations and Warranties — The representations and warranties of the Purchaser made in this Agreement shall be true and correct in all material respects as if made on and as of the Peñasquito Royalty Closing Date.

5.3.1.2.	Performance of Covenants - All covenants to be performed by the Purchaser hereunder on or before the Peñasquito Royalty Closing Date pursuant to this Agreement shall have been performed in all material respects.
5.3.2.	The obligations of the Vendor to complete the sale of any of the Other Royalties that the Purchaser elects to purchase are subject to fulfillment of the following conditions:
5.3.2.1.	Representations and Warranties — The representations and warranties of the Purchaser made in this Agreement shall be true and correct in all material respects as if made on and as of the Other Royalties Closing Date.

5.3.2.2.	Performance of Covenants - All covenants to be performed by the Purchaser hereunder on or before the Other Royalties Closing Date pursuant to this Agreement shall have been performed in all material respects.

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The conditions in Subsection 5.3.1 and 5.3.2 are for the exclusive benefit of the Vendor and may be waived by the Vendor in whole or in part by Notice to the Purchaser from the Vendor.

5.4.	Termination

This Agreement, including without limitation Section 4.3.4, shall be subject to termination as follows:
5.4.1.	by the Vendor by Notice to the Purchaser on or before the Peñasquito Royalty Closing Date if any one or more of the conditions set forth in Sections 5.1.1 or 5.3.1 has become incapable of fulfillment or has not been fulfilled on the Peñasquito Royalty Closing Date and has not been waived by the Vendor; or

5.4.2.	by the Purchaser by Notice to the Vendor on or before the Peñasquito Royalty Closing Date if any one or more of the conditions set forth in Sections 5.1.1 or 5.2.1 has become incapable of fulfillment or has not been fulfilled on the Peñasquito Royalty Closing Date and has not been waived by the Purchaser.
Any such termination shall be without prejudice to any right or remedy of any party with respect to a breach of this Agreement by any other party.

Notwithstanding any other provision of this Agreement, if Minera Peñasquito timely objects to, or attempts to condition, the transfer and assignment to the Purchaser of the Peñasquito Royalty, the parties shall use their reasonable good faith efforts to cause Minera Peñasquito to remove the objection or condition, provided that the Vendor and KEC shall not be required to make any payments or otherwise incur any obligations in performing such obligations, and the Peñasquito Royalty Closing Date shall be extended to the extent necessary, but not later than April 30, 2007, after which this Agreement may be terminated be either party.

Notwithstanding any other provision of this Agreement, if Minera Peñasquito or any third party with the right to consent timely objects to, or attempts to condition, the transfer and assignment to the Purchaser of any of the Other Royalties that the Purchaser has elected to purchase, the parties shall use their reasonable good faith efforts to cause Minera Peñasquito or such third party to remove the objection or condition, provided that the Vendor and KEC shall not be required to make any payments or otherwise incur any obligations in performing such obligations, and the Other Royalties Closing Date, shall be extended to the extent necessary, but not later than July 30, 2007, after which this Agreement may be terminated by either party, but such termination shall not affect in any manner the transactions consummated at or in connection with the Peñasquito Royalty Closing.

5.5.	Confidentiality

The parties acknowledge that the Data Disclosure Agreement remains in full force and effect, except as modified by this Section 5.5 and by Section 10.2. All information

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furnished to the Purchaser by the Vendor in connection with the Purchaser’s due diligence investigations or otherwise pursuant to this Agreement shall be subject to the Data Disclosure Agreement. The term of the Data Disclosure Agreement with respect to information relating to the Peñasquito Royalty and the Peñasquito Concessions is hereby modified to expire on the earlier of (a) October 4, 2008 or (b) the Peñasquito Royalty Closing. The term of the Data Disclosure Agreement with respect to all other information subject thereto is hereby modified to expire on the earlier of (a) October 4, 2008 or (b) the Other Royalties Closing.
6.	CLOSING

6.1.	Time and Place of Closing
6.1.1.	The Vendor and Purchaser shall consummate and close the transactions contemplated herein in respect of the Peñasquito Royalty (“Peñasquito Royalty Closing”), at KEC’s offices located at 224 North 2200 West, Salt Lake City, Utah (or at such other place as the parties may mutually agree) at 10:00 o’clock a.m., local time, on the Peñasquito Royalty Closing Date. The Peñasquito Royalty Closing Date may be postponed to a later time and date by mutual agreement signed by both parties. If the Peñasquito Royalty Closing is postponed, all references to the Peñasquito Royalty Closing Date in this Agreement shall refer to the postponed date.

6.1.2.	The Vendor and Purchaser shall consummate and close the transactions contemplated herein in respect of any of the Other Royalties that the Purchaser elects to purchase (“Other Royalties Closing”), at KEC’s offices located at 224 North 2200 West, Salt Lake City, Utah (or at such other place as the parties may mutually agree) at 10:00 o’clock a.m., local time, on the Other Royalties Closing Date. The Other Royalties Closing Date may be postponed to a later time and date by mutual agreement signed by both parties. If the Other Royalties Closing is postponed, all references to the Other Royalties Closing Date in this Agreement shall refer to the postponed date.
6.2.	Documents to be Delivered by the Vendor

At the Peñasquito Royalty Closing and at the Other Royalties Closing, as the case may be, the Vendor shall deliver or cause to be delivered to the Purchaser:
6.2.1.	all deeds of conveyance, bills of sale, transfer and assignments, in form and content satisfactory to the Purchaser’s counsel, appropriate to vest in the Purchaser all of the Vendor’s rights to the Peñasquito Royalty or the Other Royalties, as the case may be, free and clear of all liens, claims and encumbrances, but subject to the limitations set forth in Section 3.4, in immediately registerable form (if applicable) in all places where registration of such instruments is required;

6.2.2.	certified copies of those resolutions of the directors and, if required, shareholders of the Vendor and KEC required to be passed to authorize the

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execution, delivery and implementation of this Agreement and of all documents to be delivered by the Vendor and KEC under this Agreement and the completion of the transactions contemplated hereby;
6.2.3.	an opinion of the each of the Vendor’s and KEC’s internal or external counsel in a form to the reasonable satisfaction of counsel for the Purchaser as to the corporate existence of such party, and to the effect that the Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party;

6.2.4.	a certificate of an officer of the Vendor as to the accuracy as of the Peñasquito Royalty Closing Date or the Other Royalties Closing Date, as the case may be, of the Vendor’s representations and warranties and the performance of its covenants to be performed at or before the Peñasquito Royalty Closing or Other Royalties Closing, as the case may be; and

6.2.5.	a certificate of an officer of KEC as to the accuracy as of the Peñasquito Royalty Closing Date or the Other Royalties Closing Date, as the case may be, of KEC’s representations and warranties and the performance of its covenants to be performed at or before the Peñasquito Royalty Closing or Other Royalties Closing, as the case may be.
6.3.	Documents to be Delivered by the Purchaser
6.3.1.	At the Peñasquito Royalty Closing the Purchaser shall deliver or cause to be delivered to the Vendor:
6.3.1.1.	a covenant of the Purchaser in favour of the Vendor agreeing to assume and pay or perform and indemnify the Vendor against the Assumed Liabilities and other obligations agreed to be assumed by the Purchaser under this Agreement in the manner and to the extent provided in this Agreement, or such other documents as the Vendor may reasonably require in order to provide for such assumption and indemnity;

6.3.1.2.	certified copies of those resolutions of the directors and, if required, shareholders of the Purchaser required to be passed to authorize the execution, delivery and implementation of this Agreement and of all documents and payments to be delivered by the Purchaser under this Agreement and the completion of the transactions contemplated hereby;

6.3.1.3.	a certificate of an officer of the Purchaser as to the accuracy as of the Peñasquito Royalty Closing Date of the Purchaser’s representations and warranties and the performance of its covenants to be performed at or before the Peñasquito Royalty Closing;

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6.3.1.4.	an opinion of the Purchaser’s internal or external counsel in a form to the reasonable satisfaction of counsel for the Vendor as to the corporate existence of the Purchaser and to the effect that the Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser;

6.3.1.5.	the wire transfer of immediately available funds for $80,000,000, being portion of the Peñasquito Purchase Price payable in cash at the Peñasquito Royalty Closing; and

6.3.1.6.	the Promissory Note as evidence of the Purchaser’s obligation to pay the balance of the Purchase Price on the first Business Day after the Peñasquito Royalty Closing.
6.3.2.	At the Other Royalties Closing the Purchaser shall deliver or cause to be delivered to the Vendor:
6.3.2.1.	certified copies of those resolutions of the directors and, if required, shareholders of the Purchaser required to be passed to authorize the execution, delivery and implementation of all documents to be delivered by the Purchaser under this Agreement in respect of the Other Concessions and the completion of the transactions contemplated hereby with respect to the Other Concessions;

6.3.2.2.	a certificate of an officer of the Purchaser as to the accuracy as of the Other Royalties Closing Date of the Purchaser’s representations and warranties and the performance of its covenants to be performed at or before the Other Royalties Closing; and

6.3.2.3.	the Other Royalties Purchase Price.
7.	ASSUMPTION OF LIABILITIES; RELATED INDEMNITIES

7.1.	Assumed Liabilities

Subject to the provisions of Section 7.2, from and after the Peñasquito Royalty Closing or the Other Royalties Closing Date, as the case may be, the Purchaser shall assume, pay and discharge as and when due and be responsible for all liabilities, if any, arising out of (a) the ownership by the Vendor or KEC of the Peñasquito Royalty and, if the Purchaser purchases any of the Other Royalties, such Other Royalties as are purchased by the Purchaser, and (b) the ownership by the Vendor of the Peñasquito Concessions, and, if the Purchaser purchases any of the Other Royalties, the Other Concessions to which the Other Royalties that are purchased by the Purchaser apply, whether fixed, absolute or contingent, including but not limited to any such liabilities arising under any Environmental Laws to which the Purchaser or the Vendor may be subject, relating to:

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7.1.1.	the presence, on or within the Peñasquito Concessions or such Other Concessions as the case may be of any reagent, chemical, contaminant, pollutant, dangerous substance, liquid and industrial waste, industrial effluents, or hazardous substance (in Section 7.1 collectively called the “Substances”), whether or not present at the Peñasquito Royalty Closing Date or the Other Royalties Closing Date as the case may be;

7.1.2.	the environmental conditions of the air, water, surface or subsurface of the Peñasquito Concessions or such Other Concessions as the case may be, resulting directly or indirectly from the use, storage, transportation, disposal or discharge of any Substances in, about or relating to the Peñasquito Concessions or such Other Concessions, or the mining operations carried out thereon, including acts or omissions done or omitted or conditions or events that existed at or prior to the Peñasquito Royalty Closing Date or the Other Royalties Closing Date as the case may be; and

7.1.3.	any actual environmental damage or similar condition relating to the Peñasquito Concessions or such Other Concessions as the case may be, except to the extent that such damage results from non-compliance by the Vendor with any applicable Law;
in each case whether disclosed in environmental audits or other material provided by the Vendor or KEC to the Purchaser or identified through investigations carried out by or on behalf of the Purchaser and disclosed in writing to the Vendor (collectively, the “Assumed Liabilities”), and the Purchaser shall, subject to the limitations set forth in Section 7.2, indemnify and save the Vendor and KEC harmless from all claims, demands, suits and actions in respect of the Assumed Liabilities. Notwithstanding the foregoing or any other provision of this Agreement, Assumed Liabilities shall expressly exclude (a) any obligations of the Vendor or KEC of any type or character whatsoever not arising from or related to the Peñasquito Concessions, the Peñasquito Royalty, the Other Concessions or the Other Royalties, (b) any obligation, which to the Knowledge of Vendor was created by KEC or the Vendor, to pay to any party that is not a Governmental Authority any royalty or other payment based on production of minerals from the Peñasquito Concessions or the Other Concessions, (c) any obligation to pay any taxes on income or capital gains (impuesto sobre la renta) for or on behalf of the Vendor or KEC, and (d) liability or penalties for criminal acts that occurred before May 5, 1999.
7.2.	Limitations on Indemnity Relating to Assumed Liabilities

Notwithstanding anything to the contrary set forth in this Agreement, the Purchaser shall not be obligated to indemnify, defend or hold harmless the Vendor and KEC or either of them from the first $10,000,000 in the aggregate, subject to adjustment as provided in the next sentence of this Section 7.2, of losses otherwise subject to indemnity pursuant to Section 7.1 which arise out of or relate to events, acts or omissions that occurred prior to the Penasquito Closing Date. The said $10,000,000 shall be reduced (so that the Purchaser’s obligation to indemnify increases) by the aggregate amount of any liability of the Vendor and KEC, limited by Section 7.5.4, for breach of the representation and warranty in Section 3.1.12.

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7.3.	Payment of Certain Taxes on Sale and Transfer

Each of the parties has concluded that no value added tax (impuesto al valor agregado) or transfer tax is payable to any Mexican Governmental Authority in respect of the sale and transfer of the Royalties to the Purchaser pursuant to this Agreement. Nonetheless the Purchaser shall be responsible for and shall pay when due any such value added tax or transfer tax payable by the Vendor or KEC or either of them or by the Purchaser in respect of the sale and transfer of the Royalties to the Purchaser. The Vendor and the Purchaser shall use their commercially reasonable efforts in good faith to minimize or eliminate any such value added tax or transfer tax. The Purchaser shall have the right to contest the imposition of any such tax and the Vendor and KEC shall cooperate with the Purchaser in any opposition, contest or challenge to any attempt by any Mexican Governmental Authority to impose any such tax. Notwithstanding the foregoing provisions of this Section 7.3, the Purchaser shall have no obligation to pay any taxes due with respect to or based on (a) the income or capital gains (impuesto sobre la renta) whether resulting from cash or other consideration received by the Vendor for the sale of the Royalties or (b) any profit sharing obligation or other employee compensation liability or social responsibility tax of the Vendor or KEC.

7.4.	Indemnification by Purchaser

In accordance with the procedures in Section 7.6, the Purchaser shall indemnify the Vendor, KEC, and their respective directors, officers, employees, agents, and representatives against and agrees to hold the Vendor, KEC, and their respective directors, officers, employees, agents, and representatives harmless from any and all damages, claims, losses, liabilities, fines, penalties and expenses (including without limitation, expenses of investigation, attorneys’ fees in connection with any action, suit or proceeding brought against any of them, the cost of all studies, surveys, clean-up and any other environmental expenses) incurred or suffered by the Vendor, KEC, or their respective directors, officers, employees, agents, and representatives or any of them arising out of:
7.4.1.	any misrepresentation or breach of warranty of which Notice has been given under Section 7.6 before expiration of the representation or warranty as provided in Section 9.2;

7.4.2.	any covenant or agreement made or to be performed by the Purchaser pursuant to this Agreement; and

7.4.3.	any liabilities or obligations assumed in Section 7.1 and in Section 7.3.
7.5.	Indemnification by Vendor and KEC

In accordance with the procedures in Section 7.6, the Vendor and KEC, jointly and severally agree to indemnify the Purchaser and its directors, officers, employees, agents, and representatives against and agree to hold the Purchaser and its directors, officers, employees, agents, and representatives harmless from any and all damages, claims, losses, liabilities, fines, penalties and expenses (including without limitation, expenses of investigation, attorneys’ fees and expenses in connection with any action, suit or

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proceeding brought against the Purchaser, the cost of all studies, surveys, clean-up and any other environmental expenses) incurred or suffered by the Purchaser or its directors, officers, employees, agents, and representatives arising out of:
7.5.1.	any misrepresentation or breach of warranty of which Notice has been given under Section 7.6 before expiration of the representation or warranty as provided in Section 9.1;

7.5.2.	any covenant or agreement made or to be performed by the Vendor or KEC pursuant to this Agreement; and

7.5.3.	any liabilities or obligations assumed in Section 7.3;
provided that notwithstanding the foregoing or anything else in this Agreement:
7.5.4.	the liability of the Vendor and KEC collectively for breach of the representation and warranty in Section 3.1.12 shall be limited in the aggregate to the lesser of $10,000,000 or the difference between $10,000,000 and the aggregate of any losses referred to in Section 7.2 which materialize.
If the Vendor and KEC pay the Purchaser on account of the obligation to indemnify against breach of the representation and warranty in Section 3.1.12 and subsequently losses referred to in Section 7.2 materialize which, if they had materialized first, would have reduced the amount required to be paid by the Vendor and KEC, the Purchaser will repay the difference to KEC.
The Vendor and KEC acknowledge that they retain responsibility for the amount of certain losses as provided in Section 7.2.
7.6.	Claims of Indemnity

A party claiming for indemnity under this Article 7 (the “Indemnitee”) shall give prompt Notice of any claim, action, proceeding or circumstances that could reasonably give rise to such a claim to the party which has agreed to indemnify it (the “Indemnitor”). Inadvertent failure to give such prompt Notice will not preclude the Indemnitee from pursuing the claim unless and to the extent that the Indemnitor is materially prejudiced by such failure. The Indemnitor may, and will, if directed to do so by the Indemnitee, at its own expense and in the name of the Indemnitee or otherwise, dispute any claim made, or any matter on which a claim could be made, by a third party in respect of which a Notice has been given by the Indemnitee under this Section 7.6 and may retain legal counsel acceptable to the Indemnitee to have conduct of any proceeding relating to such a claim. The Indemnitee may employ separate counsel with respect to any such claims brought by a third party and participate in the defense thereof, provided the fees and expenses of such counsel shall be the responsibility of the Indemnitee unless:
7.6.1.	the Indemnitor fails to assume the defence of such claim on behalf of the Indemnitee within five days of receiving Notice of such claim; or

7.6.2.	the employment of such counsel has been authorized by the Indemnitor;

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in each of which cases the Indemnitor shall not have the right to assume the defense of such suit on behalf of the Indemnitee but shall be liable to pay the reasonable fees and expenses of counsel for the Indemnitee. For the purpose of confirming or disputing such a claim, the Indemnitee will provide full and complete disclosure to the Indemnitor and complete access to and right of inspection by the representatives of the Indemnitor of all documents and records in the possession or control of the Indemnitee relating to such claim. If any security is required to be provided for the purpose of defending or contesting any such claim, including, without limitation, any appeal of any judgment, the Indemnitor shall provide such security and all monies or property representing such security received by the Indemnitee as a result of a successful defense or contestation will be held in trust by the Indemnitee for the benefit of the Indemnitor and will be remitted to the Indemnitor on demand. Neither the Indemnitee nor the Indemnitor shall settle, compromise or pay any claim for which indemnity is sought hereunder except with the prior written consent of the other, such consent not to be unreasonably withheld, or in the case of the Indemnitee unless the Indemnitor fails to dispute and defend such claim.
8.	POST-CLOSING MATTERS

8.1.	Royalty Payments

From and after the Peñasquito Royalty Closing, the Purchaser will be entitled to the full use and enjoyment of the Peñasquito Royalty, including without limitation all payments thereunder. From and after the Other Royalties Closing, the Purchaser will be entitled to the full use and enjoyment of the Other Royalties acquired by the Purchaser, including without limitation all payments thereunder.

8.2.	Consents and Approvals

Where the consent or approval of any Governmental Authority is required to transfer, or assign or recognize the Royalties to and in the name of the Purchaser and has not been obtained on or before the Peñasquito Royalty Closing Date or the Other Royalties Closing Date, as the case may be, the Vendor will continue to hold the Royalties pending receipt by the Purchaser of such consent or approval, provided that the Vendor’ sole obligation hereunder will be to hold the Royalties, to remit any payments in respect thereof to the Purchaser, and to carry out at the request and expense of the Purchaser such acts in compliance with applicable Law as must be carried out by the holder thereof. The Purchaser will be responsible for and will pay, and will indemnify and hold the Vendor and KEC and each of them harmless from, any and all Taxes applicable to or arising from the receipt by the Vendor of payments of the Royalties or the remittance of the Royalties to the Purchaser.

8.3.	Further Assurances

From and after the Peñasquito Royalty Closing each of the parties will make any and all such filings or registrations with Governmental Authorities as may on its part be required to complete the transfer of the Peñasquito Royalty to the Purchaser. If the Purchaser elects to Purchase any of the Other Royalties, from and after the Other Royalties Closing each of the parties will make any and all such filings or registrations with Governmental

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Authorities as may on its part be required to complete the transfer of such Other Royalties to the Purchaser, including all necessary or appropriate registrations with Governmental Authorities.
9.	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1.	Vendor’s and KEC’s Representations, Warranties and Covenants

All representations and warranties made by the Vendor or KEC in this Agreement or under this Agreement shall, unless otherwise expressly stated, survive the Peñasquito Royalty Closing and the Other Royalties Closing and any investigation at any time made by or on behalf of the Purchaser, and shall continue in full force and effect for the benefit of the Purchaser for a period of three years after the Peñasquito Royalty Closing; provided, however, that:
9.1.1.	the representations and warranties made in Section 3.1.5 shall survive in perpetuity;

9.1.2.	the representations and warranties made in Section 3.1.12 shall survive for a period of seven years after the Peñasquito Royalty Closing; and

9.1.3.	any and all representations or warranties that are limited to the “Knowledge of Vendor” shall expire upon the earlier of (a) one year from the Peñasquito Royalty Closing Date, or (b) the cessation of Stephen Scott’s full-time employment with the Rio Tinto Group.
All covenants and agreements made by the Vendor or KEC in this Agreement or under this Agreement shall survive Peñasquito Royalty Closing and the Other Royalties Closing and any investigation at any time made by or on behalf of the Purchaser, and shall continue in full force and effect for the benefit of the Purchaser.
9.2.	Purchaser’s Representations, Warranties and Covenants

All representations and warranties made by the Purchaser in this Agreement or under this Agreement shall, unless otherwise expressly stated, shall survive the Peñasquito Royalty Closing and the Other Royalties Closing and any investigation at any time made by or on behalf of the Vendor or KEC, and shall continue in full force and effect for the benefit of the Vendor and KEC for a period of three years after the Peñasquito Royalty Closing. All covenants and agreements made by the Purchaser in this Agreement or under this Agreement shall survive the Peñasquito Royalty Closing and the Other Royalties Closing and any investigation at any time made by or on behalf of the Vendor or KEC, or either of them, and shall continue in full force and effect for the benefit of the Vendor and KEC.

10.	MISCELLANEOUS

10.1.	Expenses – The parties shall each bear all of their own costs and expenses, including consultants’ and attorneys’ fees, incurred in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby.

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10.2.	Public Announcements – The Vendor and KEC acknowledge that the Purchaser will disclose the existence and terms and conditions of this Agreement and file this Agreement as required by applicable Securities Laws, and the Vendor and KEC acknowledge that the Purchaser will thereafter continue to disclose information concerning this Agreement, the Royalties, and the Concessions to industry analysts and members of the public. The Purchaser shall comply with all applicable Laws and shall not attribute any statements regarding this Agreement or the Royalties to KEC or the Vendor. The parties will provide a draft of their initial proposed press release to all other parties sufficiently in advance of its release to provide the other parties a reasonable opportunity to review and comment on the content thereof.

10.3.	Notices — All notices, requests, demands, claims, and other communications hereunder (“Notices”) must be in writing. Any party may send any Notice to the intended recipient at the address set forth below using certified mail, nationally recognized express courier, personal delivery or facsimile transmittal, and any such Notice will be deemed to have been duly given (a) three days after being deposited in the U.S. mail, postage prepaid, (b) the next Business Day after being deposited with a nationally recognized overnight courier and upon confirming delivery with such courier, and (c) when actually received by an individual at the intended recipient’s facsimile number and acknowledged as received.

If to the Vendor or KEC:	Kennecott Exploration Company
224 North 2200 West
Salt Lake City, UT 84116
Attention: President & CEO
Fax: (801) 238-2488

Informational copy to:	Kennecott Exploration Company
224 North 2200 West
Salt Lake City, UT 84116
Attention: General Counsel
Fax: (801) 238-2494

If to Purchaser:	Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, Colorado 80202
Attention: President
Fax: (303) 595-9385

Informational copy to:	Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, Colorado 80202
Attention: General Counsel
Fax: (303) 595-9385
Notice to the Vendor in accordance with this Section shall be effective as Notice to both the Vendor and KEC hereunder and only KEC shall be authorized to give Notice from or on behalf of either the Vendor or KEC. Any party may change the address to which

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Notices are to be delivered by giving the other parties Notice in the manner herein set forth.

10.4.	Entire Agreement — This Agreement, including the Schedules hereto, and the Data Disclosure Agreement, as herein modified, constitute the entire agreement between the parties in relation to the transactions herein contemplated and, except as specifically set out herein, or in any documents delivered at Peñasquito Royalty Closing and the Other Royalties Closing pursuant hereto, supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, among the parties with respect to the subject matter of this Agreement, including without limitation the letter of the Purchaser to the Vendor dated October 13, 2006 and the letter of KEC to the Purchaser dated October 17, 2006, and there are no collateral agreements other than as expressly set forth or referred to in this Agreement.

10.5.	Amendments and Waivers — This Agreement may not be amended except by written agreement among all the parties to this Agreement. No waiver of any provision of this Agreement will be valid unless it is in writing and signed by each party. No such waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.6.	Severability — Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.7.	Assignment –No party hereto may assign any right, benefit or interest in this Agreement or the subject matter hereof without the written consent of all other parties hereto and any purported assignment without such consent shall be void and of no effect.

10.8.	Enurement — This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

10.9.	Conflict between Documents — Unless otherwise specifically stated, the provisions of this Agreement shall govern and prevail in the event of any inconsistency or conflict between the terms hereof and of any assignment, bill of sale, transfer or other document or instrument executed or delivered by any party hereto in connection with the transactions contemplated hereby.

10.10.	Time — Time shall be of the essence of this Agreement.

10.11.	Governing Law — This Agreement will be governed by and construed in accordance with the laws of the State of Utah without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Utah.

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10.12.	Execution — This Agreement may be executed by the parties in one or more counterparts and by facsimile, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.
AS EVIDENCE OF THEIR AGREEMENT the parties have executed this Agreement as of the date first above written.

KENNECOTT EXPLORATION COMPANY

Per:	/s/ Justin Quigley

Authorized Signatory

MINERA KENNECOTT S.A. DE C.V

Per:	/s/ Justin Quigley

Authorized Signatory

ROYAL GOLD, INC.

Per:	/s/ Tony Jensen

Authorized Signatory

Schedule A
Projects referred to in Definition of Other Concessions
Peñasquito
Villa de Ramos
San Jeronimo
La Virgen
Caños
Valenciana
Minillas
Nieves
Cazodero
El Herradero
San Pedro
Villa de Cos

Schedule D
Property Rights Agreement

PROPERTY RIGHTS AGREEMENT
THIS AGREEMENT is made as of the 13th day of March, 1998,
BETWEEN:
WESTERN COPPER HOLDINGS LTD., a company
incorporated under the laws of British Columbia (hereinafter called “WTC”) together with MINERA WESTERN
COPPER S.A. DE C.V., a company incorporated under
the laws of Mexico (hereinafter called “Minera Western”)
(hereinafter collectively called “Western”)
OF THE FIRST PART
AND:
KENNECOTT EXPLORATION COMPANY, a
company incorporated under the laws of Delaware
(hereinafter called “KEC”), together with MINERA
KENNECOTT S.A. DE C.V., a company incorporated
under the laws of Mexico (hereinafter called “Minera
Kennecott”)
(hereinafter collectively called “Kennecott”)
OF THE SECOND PART
THIS AGREEMENT WITNESSES that in consideration of the sum of $10 now paid by Western to Kennecott (the receipt and sufficiency of which is hereby acknowledged) and the covenants and agreements hereinafter set forth, the parties hereto agree as follows:
1.	DEFINITIONS

1.1.	“Affiliate” means any corporation which directly or indirectly controls, is controlled by, or is under common control with, a party. The term “control” as used in this section and elsewhere in this Agreement means the rights to the exercise of more than 50% of the voting rights attributable to the shares of the controlled corporation. In the case of Kennecott, an Affiliate shall mean any corporation, wherever situate, in which Rio Tinto PLC owns or controls directly or indirectly such voting rights.

1.2.	“Alliance Area” means the area that is outlined in black and identified as the “Western Copper Kennecott Alliance Area of Interest” on the map attached as Schedule 1.2 hereto, which area comprises the whole of the States of Zacatecas, Guanajuato and Aguascalientes and part of the States of Jalisco and San Luis Potosi, Mexico, together with any areas that the parties may add thereto by agreement in writing, but excluding the area comprising the Teck Project.

1.3.	“Alliance Term” means the period of five years commencing January 1, 1998, subject to being terminated or extended by agreement in writing of the parties.

1.4.	“Back-in Right” has the meaning assigned to it in Section 5.2.

1.5.	“Closing” means the completion of the purchase and sale of the Penasquito Project in accordance with Article 2.

1.6.	“Closing Date” means March 13, 1998 or such other date as may be agreed upon in writing by the parties.

1.7.	“Corporation” means a joint venture corporation which may be incorporated by the parties pursuant to Article 8.

1.8.	“Development Property” has the meaning assigned to it in Section 5.1.

1.9.	“Exercise Date” has the meaning assigned to it in Section 5.2.

1.10.	“Expenditures” means all expenses spent or incurred for Operations including but not limited to, all fees and assessment work required to keep the Properties in good standing, all expenditures for geophysical, geological and geochemical work of direct benefit to the Properties, all surveys, drilling, assaying, metallurgical testing and engineering, costs of feasibility studies and reports, and all other expenditures directly benefiting the Properties and, in lieu of a charge for home office or administration expenses, an amount not to exceed 5% of the foregoing expenditures. Payments that may be made pursuant the Underlying Agreements are not included in Expenditures but cash payments after the date hereof to acquire concessions that become included in Properties may be added to Expenditures.
1.11.	(This section intentionally left blank.)

1.12.	“Force Majeure” means any cause beyond a party’s reasonable control, including laws or regulation, action or inaction of civil or military authority, inability to obtain any licence, permit or other authorization that may be required, unusually severe weather, fire, explosion, flood, insurrection, riot, labour dispute, inability after diligent effort to obtain workmen or material, delay in transportation and acts of God, but not including lack of funds.

1.13.	“Kennecott Concessions” means the exploration, exploitation mineral concessions and lottery applications described in Schedule 1.13 to this Agreement, all of which are located in the Alliance Area, together with any concessions that are added to Kennecott Concessions pursuant to this Agreement and any mineral concessions, mining leases or other forms of mineral title which may be issued in replacement thereof.

1.14.	“Net Smelter Returns” has the meaning assigned to it in Schedule 1.14 hereto.

1.15.	“Operations” means any and every kind of work which Western or Kennecott, as the case may be, in its sole discretion, elects to do or to have done to explore and develop the Properties or to conduct reconnaissance exploration in the Alliance Area in accordance with good mining practice.

1.16.	“Option Agreement” means the agreement dated as of June 20, 1997 between the parties hereto.

1.17.	“Penasquito Project” means the concessions described in Schedule 1.17 hereto.

1.18.	“Penasquito Agreements” means the three agreements under which Minera Kennecott holds rights to the Penasquito Project, copies of which are attached as Schedule 1.18 hereto.

1.19.	“Prime Rate” means at any particular time the annual rate of interest announced from time to time by the Canadian Imperial Bank of Commerce, main branch, Vancouver, British Columbia as a reference rate then in effect for determining floating rates of interest on Canadian dollar loans made in Canada and as to which from time to time a certificate of an officer of the Canadian Imperial Bank of Commerce shall be conclusive evidence.

1.20.	“Production Decision” means a decision made in good faith by Kennecott, subject to Force Majeure and to the accuracy of the assumptions or forecasts on which the decision is based, to bring a Development Property into commercial production.

1.21.	“Properties” means the Kennecott Concessions, the Western Concessions and the Penasquito Project.

1.22.	“Shareholders Agreement” means the agreement between the parties attached as Schedule 1.22 to this Agreement.

1.23.	“Subscription Agreement” means the agreement dated the same date as this Agreement between WTC and Minera Kennecott pursuant to which Minera Kennecott subscribes for 250,000 units of WTC, each unit comprising one common share and one common share purchase warrant of WTC.

1.24.	“Shares” means common shares in the capital of WTC.

1.25.	“Teck Project” means the area within a square each of the sides of which is 15 kilometres in length and runs between north and south or east and west and that has its south-east corner at UTM coordinates 202,514.90 East; 2,495,967.40 North.

1.26.	“Underlying Agreements” means agreements, including the Penasquito Agreements, between KEC or Minera Kennecott or any Affiliate of either of them and third parties pursuant to which the Properties or any of them have been acquired.

1.27.	“Western Concessions” means the exploration, exploitation, mineral concessions and lottery applications listed in Schedule 1.27 to this Agreement, all of which are located in the Alliance Area, together with any concessions that are added to Western Concessions pursuant to this Agreement and any mineral concessions, mining leases or other forms of mineral title which may be issued in replacement thereof.
1.28.	“$” means Canadian dollars, unless preceded by “U.S.”, in which case, it shall mean United States of America dollars.

1.29.	Attached and forming part of this Agreement are the following Schedules:

Schedule 1.2 -	Alliance Area
Schedule 1.13 -	Kennecott Concessions
Schedule 1.14 -	Net Smelter Returns Royalty
Schedule 1.17 -	Penasquito Project
Schedule 1.18 -	Penasquito Agreement
Schedule 1.22 -	Shareholders Agreement
Schedule 1.27 -	Western Concessions
2.	PURCHASE OF PENASQUITO

2.1.	Purchase and Sale

Kennecott hereby agrees to sell, assign and transfer the Penasquito Project to Western and Western hereby agrees to purchase the Penasquito Project from Kennecott, at the Closing free and clear of all liens, charges and encumbrances, but subject to the paramount title of the United States of Mexico and to the Penasquito Agreement, in accordance with and subject to the terms and conditions set forth in this Agreement for a purchase price and consideration consisting of 995,740 Shares. Kennecott acknowledges that the Shares so acquired will be subject to a 12-month hold period.

2.2.	Covenants of WTC

WTC covenants with Kennecott that:
2.2.1.	it shall ensure that the Shares are listed and posted for trading on the Toronto Stock Exchange forthwith after they have been issued;

2.2.2.	it shall file a Form 20 report under the regulations to the Securities Act (British Columbia) and the Securities Act (Ontario) with the British Columbia and Ontario Securities Commissions relating to the issue and sale of the Shares to Kennecott hereunder within 10 days after such issuance and pay the required filing fees in respect thereof;
2.2.3.	for so long as Minera Kennecott or any Affiliate is a shareholder of WTC, WTC shall maintain its status as a reporting issuer in good standing under the Securities Act (Ontario), the Securities Act (British Columbia) and under the securities legislation of any other province where it is a reporting issuer for as long as its securities are listed and posted for trading on the Toronto Stock Exchange.
2.3.	Conditions of Closing: Kennecott

The obligation of Kennecott to complete the sale of the Penasquito Project contemplated by this Agreement is subject to the fulfilment of the following conditions:
2.3.1.	Representations and Warranties — the representations and warranties of Western contained in this Agreement and in the Subscription Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing;

2.3.2.	Covenants — all of the covenants and agreements of Western to be performed on or before the Closing Date pursuant to this Agreement and the Subscription Agreement shall have been duly performed;

2.3.3.	Opinion — Kennecott shall have received an opinion of counsel to Western, in form and substance satisfactory to Kennecott and its counsel, with respect to all such matters as counsel to Kennecott may reasonably request relating to:
2.3.3.1.	the corporate status of WTC and Minera Western,

2.3.3.2.	the allotment and issue of the Shares; the exemption of the issue, sale and delivery of the Shares from the prospectus and registration requirements of applicable securities laws; and any applicable resale restrictions on the Shares,
2.3.3.3.	the due authorization, execution and delivery of this Agreement and the Subscription Agreement and the enforceability of such documents in accordance with their terms (subject to qualifications relating to bankruptcy or insolvency laws affecting creditors’ rights generally and the availability of discretionary equitable remedies), and

2.3.3.4.	all such other legal matters relating to the issue and sale of the Shares, and the consummation of the transactions contemplated by this Agreement and the Subscription Agreement as Keanecott or its counsel may reasonably require;
2.3.4.	Certificate — Kennecott shall have received a certificate signed by a senior officer of WTC to the effect that the matters represented and warranted by Western in Sections 10.1.1 to 10.1.14 inclusive are true and correct as of the Closing with the same force and effect as if made at the Closing; and

2.3.5.	Concurrent Closing — the closing of the transactions provided in the Subscription Agreement shall be consummated concurrently with the closing hereunder.
The foregoing conditions are inserted for the exclusive benefit of Kennecott and may be waived in whole or in part by Kennecott at any time.
2.4.	Conditions of Closing: Western

The obligation of Western to complete the purchase of the Penasquito Project contemplated by this Agreement is subject to the fulfilment of each of the following conditions:

2.4.1.	Representations and Warranties — the representations and warranties of Kennecott contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing;

2.4.2.	Covenants — all of the covenants and agreements of Kennecott to be performed on or before the Closing Date pursuant to this Agreement shall have been duly performed; and

2.4.3.	Concurrent Closing — the closing of the transactions provided in the Subscription Agreement shall be consummated concurrently with the closing hereunder.
The foregoing conditions are inserted for the exclusive benefit of Western and may be waived in whole or in part by Western at any time.
2.5.	Time and Place of Closing

The Closing shall take place in the offices of Lawson Lundell Lawson & McIntosh, 16th Floor, 925 West Georgia Street, Vancouver, British Columbia at 10:00 a.m. Vancouver time on the Closing Date, or at such other time on the Closing Date as the parties may agree.

2.6.	Kennecott’s Closing Documents

At the Closing, Kennecott will deliver to Western an assignment of the Penasquito Project in such form as Western may reasonably require. Kennecott will use reasonable efforts to assign to Western the environmental permit or permits and the surface rights agreement or agreements that pertain to the Penesquito Project, but Western acknowledges that the same might not be assignable, in which case Western will be required to obtain the same from the relevant authority.

2.7.	Western’s Closing Documents

At the Closing Western will:
2.7.1.	deliver to Minera Kennecott duly executed certificates for the Shares referred to in Section 2.1 in the name of Minera Kennecott;

2.7.2.	by agreement in form and content to the reasonable satisfaction of Kennecott accept the assignment of the Penasquito Project and, subject to Section 4.9, assume the Penasquito Agreement and all obligations of Kennecott thereunder, including payment obligations;

2.7.3.	deliver to Kennecott a certified copy of resolutions of the directors of WTC approving the allotment, issue, sale and delivery of the Shares as contemplated by this Agreement and the execution and delivery of this Agreement, and

2.7.4.	execute and deliver to Kennecott, in recordable form, a notice of this Agreement that Kennecott may record against title to the Properties, at its expense.
2.8.	Concurrent Delivery

It shall be a condition of the Closing that all matters of payment and the execution and delivery of documents by each party to the other all pursuant to the terms hereof shall be concurrent requirements and that nothing shall be complete at the Closing until everything required as a condition precedent to the Closing has been paid, executed and delivered.

3.	ALLIANCE AREA: ADDITIONAL PROPERTIES

3.1.	If at any time during the Alliance Term Western stakes or otherwise acquires, directly or indirectly, any right to or interest in any mining claim, licence, lease, grant, concession, permit, patent, or other mineral property (collectively, “Acquired Rights”) that is located wholly or partly within the Alliance Area it shall forthwith give notice to Kennecott of that staking or acquisition, the cost thereof and all details in its possession with respect to the nature of the Acquired Rights and the known mineralization. Kennecott may, within 30 days of receipt of Western’s notice, elect, by notice to Western, to require that the Acquired Rights and the right or interest acquired be included in and thereafter form part of the Western Concessions and the Properties for all purposes of this Agreement. If Kennecott does not make the election aforesaid within that period of 30 days, the Acquired Rights shall not form part of the Western Concessions or the Properties and Western shall be solely entitled thereto.
3.2.	Kennecott shall be free, without obligation of any kind to Western, to stake or otherwise acquire, own, explore, develop and mine and, subject to Section 7.1, to dispose of, directly or indirectly, mining claims, licences, leases, grants, concessions, permits, patents and other mineral properties and surface rights and water rights located wholly or partly in the Alliance Area before, during and after the Alliance Term. Western acknowledges that Kennecott now holds concessions in the Alliance Area that are not included in Kennecott Concessions.

4.	EXPLORATION OF THE PROPERTIES

4.1.	Western will manage and carry out Operations and will incur and pay Expenditures of not less than US $1,000,000, during each year of the Alliance Term.

4.2.	Upon receipt by Kennecott of evidence to its reasonable satisfaction that Western has incurred and paid Expenditures of not less than U.S. $1,000,000 during the first year of the Alliance Term, Kennecott will subject to the provisions of Section 10.3 transfer the Kennecott Concessions to Western and Kennecott will assign to Western and subject to Section 4.9 Western will assume and perform any and all Underlying Agreements to which the Kennecott Concessions may be subject.

4.3.	Upon the completion of the Closing on the Closing Date, the Option Agreement will be terminated.

4.4.	Kennecott will provide to Western immediate access to Kennecott’s exploration database for the Alliance Area as at the date of this Agreement.

4.5.	Kennecott will make one of its geoscientists available to work full time in connection with Western’s Operations during the Alliance Term (subject to Kennecott’s normal policies regarding vacation entitlement and sick leave). Kennecott will also provide to Western additional technical and administrative support for its Operations on an “as available” basis in Kennecott’s office in Guadalahara, Mexico. Each month, on receipt of invoice from Kennecott, Western will:
4.5.1.	reimburse Kennecott for the salaries or wages paid to the technical and administrative support staff (but not the geoscientist) and for the cost of benefits provided to them, in respect of those days during the preceding month during which they were providing support for Western’s Operations; and

4.5.2.	pay to Kennecott one-twelfth of US $100,000 to defray the cost of Kennecott maintaining its office Guadalahara, Mexico.
Western will also pay all expenses and costs incurred by the aforementioned personnel including the geoscientist in connection with Operations.
4.6.	Kennecott does not and will not represent or warrant the correctness, accuracy or completeness of the information that it makes available pursuant to Section 4.4 or of any advice or support provided to Western by any of its geoscientists or support staff, which support will be relied upon by Western at its sole risk.

4.7.	Kennecott may terminate its obligations under Section 4.5 on notice to Western at any time after there is a change in, or any person or group of persons acquire, control of WTC. Upon such termination Western will return to Kennecott all information provided by Kenneeott pursuant to Section 4.4 and any other information pertaining to the Alliance Area or the Properties that Western may have received from Kennecott, in whatever form, and any copies thereof or other documents that may contain such information in whole or in part, will be delivered immediately to Kennecott by Western.

4.8.	During the Alliance Term, Western will keep the Properties free and clear of all liens, charges and encumbrances; comply with all applicable laws, rules and regulations; not carry out or permit anyone to carry out any activity on or in respect of the Properties which does not qualify as Operations; and carry out Operations in a good and workmanlike manner in accordance with generally accepted mining practice.
4.9.	Western will make the cash payments that total US $1,500,000 required to be paid in 1998 under the Penasquito Agreement and will file all Expenditures incurred by it for assessment credit under applicable legislation for the benefit of the Properties. Western may allow any part or parts of the Properties to lapse or to revert to third parties at any time, provided that Kennecott will maintain the Penasquito Project in good standing and will not allow it to lapse or revert until the first year of the Alliance Term has expired. Before allowing any of the Properties to lapse or revert, Western will give 60 days notice to Kennecott and will, if required by Kennecott within that time, transfer to Kennecott the part or parts of the Property which Western intends to allow to lapse or revert, and the same shall then cease to be subject to this Agreement. If Kennecott does not make such request and part or parts of the Property lapse or revert, neither Western nor Kennecott nor their respective Affiliates shall stake or reacquire the same in whole or in part until the expiry of 12 months after the termination of the Alliance Term.

4.10.	Western will provide to Kennecott within 30 days of the end of each calendar quarter during the Alliance Term written reports showing the Operations carried out and the results obtained and detailing the Expenditures incurred together with evidence of payment thereof. Kennecott shall at all reasonable times on reasonable notice to Western have access to the information and data generated from Western’s Operations and to the Properties and to Western’s Operations, provided that Kennecott shall not interfere with Western’s activities hereunder. Kennecott will have the right from time to time on reasonable notice to Western to audit and make copies of the books and records of Western that pertain to Operations.

4.11.	Western shall indemnify and save harmless Kennecott from and against any and all claims, debts, demands, suits, actions and causes of action whatsoever which may be brought or made against Kennecott by any person, firm or corporation and all loss, cost, damages, expenses and liabilities which may be suffered or incurred by Kennecott arising out of or in connection with or in any way referable to, whether directly or indirectly, the entry on, presence on, or activities on the Properties or the approaches thereto by Western or its servants or agents, or, insofar as they are acting at the direction of Western, by the geoscientist or other technical or administrative support staff provided by Kennecott pursuant to Section 4.5, including without limitation bodily injuries or death at any time resulting therefrom or damage to property.
4.12.	Western shall maintain, during the Alliance Term, the following insurance:
4.12.1.	the Mexican equivalent, if any, of Worker’s Compensation Insurance for employees which is in full compliance with all applicable laws of the State of Zacatecas or the United States of Mexico;

4.12.2.	Comprehensive General Liability Insurance and blanket contractual liability, specifically including the liability assumed under any indemnity provided herein, with a limit of liability for bodily injury of $1,000,000 each occurrence and $1,000,000 aggregate and for property damage of $1,000,000 each occurrence and $1,000,000 aggregate,

4.12.3.	Comprehensive Automobile Insurance including all owned, non-owned and hired vehicles with not less than the following limits:

4.12.3.1.	Bodily Injury	$1,000,000 each person
$1,000,000 each occurrence

4.12.3.2.	Properties Damage	$500,000 each occurrence
All policies in subsection 4.12.2 shall be endorsed to provide that 30 days prior written notice will be given to Kennecott by the carrier before effecting cancellation or material change of coverage. In addition, all liability policies shall be endorsed to include Kennecott and all subsidiary, associated and affiliated companies as additional insureds.
During the Alliance Term, Western shall not commence any work until a certificate in evidence of insurance coverage has been provided to Kennecott, nor shall Western allow any subcontractors to commence work until a similar evidence for each subcontractor has been obtained and approved by Western. Western shall be responsible for compliance by all subcontractors with these insurance requirements.
A certificate evidencing the required insurance shall be made out to Kennecott, and shall be furnished to Kennecott promptly after issuance and must reflect both the endorsement provisions requiring 30 days prior written notice to be given before cancellation or material change, and the additional interests where applicable. Each certificate shall specify the date when such benefits and insurance expire.
Western agrees that such benefits and insurance, as specified above, shall be provided and maintained until the Alliance Term expires. The original certificate shall be mailed or delivered to Kennecott.
If at any time the required insurance policies should be cancelled, terminated, or modified so that the insurance is not in full force and effect as required herein, Kennecott may at its option obtain insurance coverage equal to that required herein, with the cost thereof chargeable to Western.
Kennecott and all of its subsidiary, associated and affiliated companies shall be released and held harmless by Western and its subcontractors for all loss of or damage to Western’s and/or its subcontractors’ sheds, tools, equipment, and/or materials, or to any property of its employees.
4.13.	The liability of Western assumed under this Agreement shall in no manner be limited by the amount of the insurance which Western is required to provide by the provisions hereof.

4.14.	Western will, at its own expense, repair any damage to all property as required by law, whether such property is publicly or privately owned, including the property of Kennecott, which may result from Western’s performance of this Agreement.

5	BACK-IN RIGHTS

5.1.	Western will not mine or remove ores, minerals or metals from any concession comprised in the Properties, except in non-commercially saleable quantities for the purpose of sampling, testing and assaying, without first providing to Kennecott:
5.1.1.	a copy of a report certified by a recognized firm of competent, professional engineers stating that drilling by Western on the concession (a “Development Property”) has defined an inferred resource thereon; and

5.1.2.	a detailed statement audited and verified by a recognized firm of competent chartered accountants showing the aggregate amount of (i) the Expenditures incurred and paid by Western on that Development Property; (ii) the aggregate amount of any and all payments by Western made pursuant to the Underlying Agreement, if any, that pertains to the Development Property; and (iii) the aggregate amount that Western paid to Kennecott to acquire that Development Property from Kennecott (the aggregate of the foregoing amounts being hereafter called the “Back-in Price”).
(the date on which all of the above have been received by Kennecott being hereinafter called the “Notice Date”).
5.2.	Kennecott shall have and Western hereby grants separately in respect of each Development Property the option (the “Back-in Right”) to reacquire from Western a 51% undivided right, title and interest in the Development Property and in all information, property and assets, both real and personal, acquired by the expenditure of Expenditures thereon, free and clear of all liens, charges, encumbrances, security interests, liabilities and adverse claims whatsoever that were not existing on the date of this Agreement. Kennecott may exercise the Back-in Right by delivering notice of exercise to Western within the time provided in Section 5.4 and within 30 days thereafter providing Western with payment of an amount which, subject to Section 5.5, shall be equal to 150% of 51% of the Back-in Price for that Development Property, whereupon Kennecott shall acquire and be vested with a 51% undivided right, title and interest in and to the Development

Property and all information, property and assets, both real and personal, acquired by the expenditure of the Expenditures thereon, free and clear as aforesaid. Failure to exercise a Back-in Right as provided herein shall be deemed to be an election not to exercise such Back-in Right.
5.3.	Kennecott shall have the right to conduct its own audit of the Back-in Price claimed by Western and to dispute the amount or any portion thereof within 50 days after the Notice Date. Such dispute shall be referred to a single arbitrator acting under the Commercial Arbitration Act (British Columbia), whose decision shall be final and binding. The party in whose favour the arbitrator’s decision is made will pay the costs of the arbitration.

5.4.	If the amount (the “Disputed Amount”) that Kennecott in good faith disputes is more than 10% of the Back-in Price claimed by Western, then Kennecott may exercise the Back-in Right within 60 days after the Notice Date or 30 days after any dispute is resolved under Section 5.3, whichever is later. If the Disputed Amount is 10% or less of the Back-in Price claimed by Western, then Kennecott may exercise the Back-in Right within 60 days after the Notice Date (the date by which Kennecott must give notice being hereinafter called the “Exercise Date”).

5.5.	If the Disputed Amount is 10% or less of the Back-in Price claimed by Western, Kennecott may defer payment of 150% of 51% of the Disputed Amount until the dispute is resolved by arbitration. Within 10 days after the arbitrator’s decision, Kennecott will pay to Western 150% of 51% of the Disputed Amount to the extent that the arbitrator determines that it was properly included in the Back-in Price. If the arbitrator finds that the whole of the Disputed Amount was properly included, Kennecott shall also pay to Western interest on the deferred payment at an annual rate equal to the Prime Rate plus 2% calculated from the Exercise Date to the date of payment.

5.6.	If Kennecott exercises a Back-in-Right in respect of a Development Property it must either:

5.6.1.	incur aggregate Expenditures in respect of that Development Property and/or make payments to third parties pursuant to the Underlying Agreement or other agreement pertaining thereto of US $25,000,000, or

5.6.2.	make a Production Decision in respect of that Development Property, within 60 months from the Exercise Date applicable to that Development Property. Additionally, at least US$1,000,000 of the US $25,000,000 referred to above must be incurred or paid in each of five successive years, the first of which commences on the Exercise Date.
5.7.	Kennecott may accelerate any or all of the Expenditures contemplated by Section 5.6. Kennecott may at any time from time to time pay to Western money in lieu of incurring Expenditures under Section 5.6, if sufficient Expenditures have been incurred to maintain the Development Property in good standing, in which event Kennecott shall be deemed to have incurred additional Expenditures in the same amount as the amount of any such payment and in satisfaction of such of the provisions of Section 5.6 as indicated by Kennecott at the time of the making of such payment. Any excess payments or Expenditures made or incurred in any period will be carried forward and applied as a credit against Expenditures to be made in the next succeeding period or periods.

5.8.	If from time to time Kennecott is prevented by Force Majeure from incurring Expenditures or making a Production Decision as provided in Section 5.6 then Kennecott shall have such additional time as is reasonable in the circumstances to do so, the amount of such additional time not to exceed the duration of the Force Majeure.

5.9.	If Kennecott does not satisfy the requirements in Section 5.6 in respect of a Development Property, it will at its own expense and without reimbursement of any amounts that it paid to exercise its Back-in Right in respect of that Development Property provide to Western a duly executed retransfer of its right, title and interest in that Development Property, and Kennecott will then have no further rights or obligations hereunder, including without limitation under Section 5.6, with respect to that Development Property.

6.	ROYALTIES

6.1.	For each Development Property in respect of which Kennecott does not exercise the Back-in Right, Kennecott shall be entitled to and Western will pay each year a royalty equal to a percentage of Net Smelter Returns from the Development Property. The percentage will be 2% in respect of each Development Property that was a Kennecott Concession or the Penasquito Project (with the Penasquito Project deemed to be a single Development Property) and 1% in respect of each Development Property that was a Western Concession. The maximum aggregate amount payable by Western on account of each such royalty will be US $15,000,000 if the royalty pertains to a Kennecott Concession or the Penasquito Project or US $7,500,000 if the royalty pertains to a Western Concession.

6.2.	“Net Smelter Returns” shall be calculated and paid as provided in Schedule 1.14.

6.3.	The royalties granted hereunder shall constitute an interest in land that will run with the land.

7.	TRANSFERS OF THE PROPERTIES

7.1.	Subject to Section 7.2, if at any time during the Alliance Term Kennecott intends to sell or otherwise dispose of one or more concessions (the “Subject Property”) located in the Alliance Area that are not comprised in the Kennecott Concessions, Western shall have a right to purchase the same as follows:
7.1.1.	Kennecott shall provide notice in writing to Western that identifies the Subject Property and states the aggregate amount, in current U.S. dollars, that has been expended on the Subject Property up to the date of the notice to explore or develop it in accordance with good mining practice and to acquire and maintain title to it, plus 5% thereof in lieu of home office or administration expenses (the total thereof being hereinafter referred to as “Historical Cost”) The delivery of such notice shall constitute an offer by Kennecott to Western to dispose of the Subject Property to Western for a purchase price equal to the Historical Cost, provided that Western may elect to pay such price in U.S. dollars or Canadian dollars or in Shares, with the exchange rate between U.S. and Canadian dollars being the rate in effect on the date of Kennecott’s notice to Western and the price per Share equal to the weighted average price at which such Shares traded on the Toronto Stock Exchange on the ten days (exclusive of holidays) preceding the delivery of such notice by Kennecott). Western shall have 30 days from the date of such notice to elect to acquire the Subject Property by delivering to Kennecott, within such 30 days, payment of the Historical Cost by way of a certified cheque for U.S. dollars or Canadian dollars in the appropriate amount or delivery to Kennecott of the appropriate number of fully paid and non-assessable Shares represented by a duly executed share certificate in the name of Minera Kennecott;
7.1.2.	if Western fails to so elect and pay for the Subject Property within the time provided for in Section 7.1.1, Kennecott shall have 90 days following the expiration of such period to sell or otherwise dispose of the Subject Property or any interest in it for consideration of such value (which may be greater or less than the Historical Cost) and of such kind as Kennecott may choose to accept from the purchasing party;

7.1.3.	if Kennecott fails to consummate such transaction within the period set forth in Section 7.1.2, the right of Western under this Section 7.1 shall be deemed to be revived and any subsequent disposition by Kennecott during the Alliance Term of any concessions located in the Alliance Area that are not Kennecott Concessions shall again be conducted in accordance with the provisions of Section 7.1; and

7.1.4.	If Western exercises its right to acquire concessions from Kennecott pursuant to this Section 7.1, such concessions shall be deemed to be Kennecott Concessions for all purposes of this Agreement.
7.2.	Kennecott shall have the right without restriction under Section 7.1 to:

which Western has given notice under Section 3.1 and the 30 day period referred to in Section 3.1 has not expired) unless:
7.3.1.	the person to whom the disposition is being made first agrees with Kennecott in writing to be bound by this Agreement including without limitation Article 6 and, unless Kennecott has waived its Back-in Right in respect of the property pursuant to Section 7.6, Article 5, such agreement to be in form and content satisfactory to Kennecott; and

7.3.2.	if the Penasquito Project or. the Kennecott Concessions or any of them are included in the disposition, Kennecott has given its prior written consent; and

7.3.3.	if the Penasquito Project or the Kennecott Concessions or any of them are included in the disposition and at any time after the date of this Agreement there has been a change in, or an acquisition by any person or group of persons of, control of WTC, Western has first provided Kennecott with a right of first refusal as provided in Section 7.5, which Kennecott has not exercised.
7.4.	Western shall have the right without restriction under Section 7.3 to transfer the Properties to a corporation at least 99.9% of the shares of which are beneficially owned and held by WTC or Minera Western, provided that such corporation agrees in writing with Kennecott to hold the Properties subject to this Agreement, the form and content of such agreement in writing to be as Kennecott may reasonably require.

7.5.	If Western intends to sell, assign, transfer, convey or otherwise dispose of the Penasquito Project, the Kennecott Concessions, or any of them or any interest therein, (the “Subject Interest”) as permitted by Section 7.3 but in circumstances where Section 7.3.3 applies, Kennecott shall have a right of first refusal as follows:
7.5.1.	Western shall promptly notify Kennecott of its intentions. The notice shall be accompanied by an executed agreement (the “Third Party Agreement”) entered into by Western in good faith with an arm’s length third party that provides for all of the terms of the intended disposition and is subject to

Interest”) as permitted by Section 7.3 except in circumstances where Section 7.3.3 applies, Kennecott shall have a right of first refusal as follows:
7.5.1.	Western shall promptly notify Kennecott of its intentions, The notice shall be accompanied by an executed agreement (the “Third Party Agreement”) entered into by Western in good faith with an arm’s length third party that provides for all of the terms of the intended disposition and is subject to Kennecott’s right in this Section 7.5. If the purchase price and consideration does not consist solely of cash the notice shall also state Western’s good faith calculation of the fair market value of such consideration stated in U.S. or Canadian dollars. If Kennecott in good faith disputes such valuation within 10 days of receipt of the notice from Western it may refer the matter to a single arbitrator under the Commercial Arbitration Act (British Columbia) whose decision shall be final and binding on the parties. The delivery of such notice and Third Party Agreement shall constitute an offer by Western to Kennecott to dispose of the Subject Interest to Kennecott on the same terms and conditions as provided in the Third Party Agreement, provided that Kennecott may elect to pay the fair market value of such consideration in U.S. or Canadian dollars. Kennecott shall have 30 days from the date of such notice or the date on which the arbitrator’s decision is made, whichever is later to notify Western whether it elects to acquire the Subject Interest. If it does so elect, the disposition shall be consummated promptly after notice of such election is delivered to Western;

7.5.2.	if Kennecott fails to so elect within the time provided for in Section 7.5.1, Western shall have 90 days following the expiration of such period to consummate the transaction provided by the Third Party Agreement but subject to Kennecott’s rights under this Agreement; and

7.5.3.	if Western fails to consummate such transaction within the period set forth in Section 7.5.2, the right of first refusal of Kennecott under this Section 7.5 shall be deemed to be revived. Any subsequent proposal to dispose of any rights or interests of Western shall again be conducted in accordance with the provisions of Section 7.5.
7.6.	If Western intends, at any time before the same has become a Development Project, to sell, transfer or assign all or an interest in the Penasquito Project or any of the Kennecott Concessions to an arm’s length third party for consideration which Western in good faith believes represents the fair market value thereof Western may require Kennecott to waive its Back-in Right in respect thereof at the closing of the sale thereof to the arm’s length third party, in consideration for payment to Kennecott at such closing of 10% of such consideration. The request for such waiver will be made to Kennecott at least 15 days but not more than 30 days before the intended closing date and shall be accompanied by a copy of the purchase agreement and an affidavit of a senior officer of Western stating that the consideration specified therein is all of the consideration to be received by Western for the sale of such property and that such officer in good faith believes it to be the fair market value thereof. As provided in Section 7.3.1, the third-party purchaser must acknowledge that it is acquiring the property subject to Kennecott’s right to be paid a royalty in respect of that property pursuant to Article 6 hereof.

7.7.	Western will not mortgage, charge, pledge or otherwise encumber any of the Properties without the prior written consent of Kennecott, except for the sole purpose of raising funds to be expended on the development of the Properties.

8.	CORPORATION AND SHAREHOLDERS AGREEMENT

8.1.	If from time to time Kennecott exercises the Back-in Right on any Development Property and completes the expenditures required by Section 5.6, then as soon as reasonably possible thereafter, Kennecott and Western shall meet to finalize an appropriate corporate structure for the post-exploration mining activities on that Development Property and cause a Corporation to be incorporated. Such corporation shall be governed pursuant to the terms of the Shareholders Agreement. Kennecott and Western agree that the final corporate structure and organization shall be in accordance with the Shareholders Agreement and shall be one which will minimize tax liability and optimize profit repatriation for both Kennecott and Western. Incorporation of the Corporation, its

organization and the subscription of the Shares shall be completed no later than 30 days following the exercise by Kennecott of a Back-in Right. A Shareholders Agreement shall be entered into and a new Corporation shall be incorporated for each Development Property. For the purposes of Section 4.1 of the Shareholders Agreement, the agreed value of a Development Property will be the Back-in Price applicable to it plus the Expenditures incurred by Kennecott under Section 5.6 in respect of it.
8.2.	Unless otherwise agreed to in writing, Kennecott and Western, to the extent of their respective interests in accordance with Section 5.2, shall pay all costs and expenses incurred or accrued by either of them which are directly or reasonably related to the incorporation, organisation or setting up of the Corporation (the “Preincorporation Expenses”). Preincorporation Expenses shall include, but not be limited to, any and all stamp taxes, import duties, other taxes’ or duties,, filing or other fees, assessments or other payments made to a Governmental Authority, notary public and legal fees and disbursements and any costs or expenses directly or reasonably incurred or accrued by either Kennecott or Western (the “Paying Party”) to third parties, shall not include costs and expenses incurred or accrued internally by the Paying Party or its Affiliates.

8.3.	Preincorporation Expenses incurred to third parties shall be reimbursed to the Paying Party in the amount and currency actually incurred by the Paying Party. Within 60 days following the date of incorporation of the Corporation, the Paying Party shall submit to the non-Paying Party invoices for the Preincorporation Expenses specifying the non-Paying Party’s share of all such Preincorporation Expenses not previously billed or invoiced to the non-Paying Party.

8.4.	The non-Paying Party shall pay its pro rata share of Preincorporation Expenses as set forth in any invoice submitted to it by the Paying Party pursuant to Section 8.3 within 30 days after such invoice is sent to the non-Paying Party.

8.5.	Upon the incorporation and organization of the Corporation and the issuance of Shares in accordance with Section 4.1 of the Shareholders Agreement, of which 51% will be issued to Minera Kennecott and 49% will be issued to Minera Western, Kennecott shall complete the date on page 1 of the Shareholders Agreement which shall be the date on which the Corporation was incorporated and any other information required by such form. Kennecott shall also complete Schedule A thereto with a description of the Development Property and each of the parties shall then execute and deliver to the other a copy of the Shareholders Agreement and all documents and instruments contemplated by the Shareholders Agreement to be executed and delivered concurrently with or following the entering into of the Shareholders Agreement.
8.6.	Kennecott and Western shall not be liable to one another for losses sustained or liabilities incurred by either Kennecott or Western or their respective Affiliates relating to or arising out of the incorporation, organization or setting up of the Corporation (“Preincorporation Activities”), except as may result from Kennecott’s or Western’s (or their respective Affiliates’) negligence or wilful misconduct. Neither Kennecott nor Western nor their Affiliates shall in any event have any liability to the other for incidental, consequential, indirect, exemplary or punitive damages for losses or liabilities to or arising out of Preincorporation Activities.

8.7.	None of the provisions in this Agreement will merge in the Shareholders Agreement and this Agreement will survive the execution and delivery thereof. For greater certainty but without limiting the scope of Article 9 hereof, the parties acknowledge that Kennecott’s rights under Article 9 hereof shall continue to apply in respect of funds that Minera Western requires to carry out the purposes and intent of each Shareholders Agreement.

9.	WESTERN’S FINANCING REQUIREMENTS

9.1.	From and after the date hereof, Western shall provide written notice to Kennecott of any and all transactions proposed to be entered into or corporate actions proposed to be taken by Western or any subsidiary thereof for the purpose, directly or indirectly, of raising funds (each such transaction being hereinafter referred to as a “Financing”). Each such notice provided by Western shall set out the terms and conditions on which such Financing is proposed to be entered into (which may include the approval of the Toronto Stock Exchange or other securities regulatory authority) and shall be deemed to constitute an offer (a “Financing Offer”) to Kennecott to participate in such Financing upon such terms and conditions by providing a fraction of the funds to be raised under the financing, where the numerator of such fraction is the number of Shares at that time held by Kennecott and the denominator of such fraction is the total number of Shares at that time issued and outstanding. The terms and conditions of the Financing Offer shall be set out in sufficient detail that the acceptance thereof by Kennecott would constitute a binding agreement between the parties to complete the Financing as to the portion to be provided by Kennecott on such terms and conditions and, without limiting the generality of the foregoing, such terms and conditions shall include the closing date (which shall be a date not more than 90 days from the date of the Financing Offer) for such Financing and:
9.1.1.	in the case of a Financing involving the issue and sale of shares of WTC or a subsidiary thereof, the number and class of shares proposed to be issued and sold, the purchase price therefor and any special rights or restrictions attached to such shares;

9.1.2.	in the case of a Financing involving a loan to be made to or a debt to be incurred by Western or a subsidiary thereof, the principal amount and term of such loan or debt, the applicable interest rate and details regarding the calculation and payment thereof and provisions relating to any security to be granted in respect of the loan or debt;

9.1.3.	if the Financing is conditional on Western receiving from the proposed sources of funds (collectively, the “investors”) commitments to provide an amount which in the aggregate is not less than a specified amount, details of such condition; and

9.1.4.	if the Financing is conditional on Western receiving from each investor a commitment to provide an amount which is not less than a specified amount, details of such condition.
9.2.	Kennecott shall provide written notice to Western of its acceptance or rejection of each Financing Offer within 72 hours after the receipt by it thereof, provided however that

Western shall not present Kennecott with a Financing Offer unless it has previously given to Kennecott at least 20 days notice of all material terms of the Financing other than pricing matters, including dividend or interest rates as applicable.
9.3.	If Kennecott accepts a Financing Offer as to participation in the Financing as to all or a portion of the funds intended to be raised thereby by Western or a subsidiary thereof, Western or such subsidiary and Kennecott shall complete the Financing (or the portion thereof in respect of which Kennecott has determined to participate) on the terms and conditions set out in the Financing Offer, with any and all such amendments thereto as they may agree upon in writing. Kennecott may, at its option, from time to time complete any Financing accepted by it through any Affiliate.

9.4.	If Kennecott declines to participate in a Financing Offer Western may complete the Financing with other investors on and subject to the terms and conditions set out in the Financing Offer. Any amendment to such terms and conditions such that they are materially less favourable to Western or any amendment or waiver of a condition made pursuant to Subsection 9.1.3 or Subsection 9.1.4 shall be deemed to constitute a new Financing and shall require Western to make a Financing Offer to Kennecott to participate in such new proposed Financing on such amended terms and conditions in accordance with the provisions of Section 9.1, in which case the provisions of this Article 9 shall apply mutatis mutandis to such new proposed Financing.

9.5.	WTC may issue Shares as consideration for the acquisition of mineral properties without obligation to Kennecott under Section 9.1. Each time that WTC issues Shares as consideration for the acquisition of mineral properties it will, at the same time, to the extent permitted by applicable securities laws, offer to allot and issue to Kennecott the number of Shares which is in the same proportion to the number of such Shares so issued as consideration for the acquisition of mineral properties as the number of Shares then held by Kennecott is to the total number of Shares then outstanding, at a price per share equal to the weighted average price at which such shares traded on the Toronto Stock Exchange on the ten days (exclusive of holidays) preceding the date of such offer on which Shares were traded. The offer by Western shall be open for acceptance by Kennecott for 30 days.
10.	REPRESENTATIONS AND WARRANTIES

10.1.	Western represents and warrants to Kennecott (all of which shall survive Closing) that:
10.1.1.	WTC is duly incorporated and organized and validly existing under the laws of the Province of British Columbia and Minera Western is duly incorporated and organized and validly existing under the laws of Mexico and each of them has the requisite power and capacity and is duly qualified to carry on its business as now conducted and to own its properties and assets;

10.1.2.	the execution and delivery of this Agreement and the performance of the terms hereof by Western have been duly authorized by all necessary corporate action and this Agreement constitutes a legal, valid and binding agreement enforceable against Western in accordance with the terms hereof;

10.1.3.	the transactions contemplated by this Agreement do not and will not result in a breach of or constitute a default under (whether after notice or lapse of time or both)
10.1.3.1.	any statute, rule or regulation applicable to Western, including, without limitation, the securities laws of the provinces of Ontario and British Columbia and other provinces where WTC is reporting issuer and the bylaws, rules and regulations of the Toronto Stock Exchange;

10.1.3.2.	the provisions of the constating documents of WTC and Minera Western or of any resolutions of the directors or shareholders of either of them in effect as of the date hereof;

10.1.3.3.	any mortgage, note, indenture, contract, agreement or other instrument to which Western is a party or by which it is bound; or

10.1.3.4.	any judgment, decree or order which binds Western or the property or assets of Western;
10.1.4.	to the best of Western’s knowledge, Western is conducting its business in all respects in compliance with all applicable laws, rules and regulations of each jurisdiction in which its business is carried on and is duly licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated and all such licenses, registrations and qualifications are valid and subsisting and in good standing;

10.1.5.	there is no action, suit, proceeding or inquiry before any court, governmental agency or body, pending or threatened, to which Western is a party or to which its property is subject, which might result in any material adverse change in the condition (financial or otherwise) or business of Western or which might adversely affect the property or assets of Western, taken as a whole;

10.1.6.	at the Closing Time, WTC will have obtained all necessary regulatory, stock exchange and other approvals and consents with respect to the issue and sale of the Shares to be issued at the Closing;

10.1.7.	at the Closing Time, the Shares to be issued at the Closing will be duly authorized and validly allotted and issued as fully paid and non-assessable Shares in the capital of WTC;

10.1.8.	the authorized capital of WTC consists of 20,000,000 Shares, of which 12,227,413 Shares are issued and outstanding as fully paid and non-assessable Shares as at the date hereof;

10.1.9.	WTC is a reporting issuer not in default under the Securities Act (Ontario) and is not in default under the securities legislation of any other province where it is a reporting issuer;

10.1.10.	the audited consolidated financial statements of WTC for the years ended September 30, 1997, 1996 and 1995 have been prepared in accordance with generally accepted accounting principles and present fully, fairly and correctly in all material respects the results of operations and the changes in WTC’s financial position for the periods then ended, and any interim financial statements for any subsequent financial period have been prepared in accordance with generally accepted accounting principals and present fully, fairly and correctly in all material respects the results of operations and the changes in WTC’s financial position for the periods then ended;

10.1.11.	Western has no material liabilities contingent or otherwise other than those disclosed in the audited financial statements of WTC for the year ended September 30, 1997;

10.1.12.	WTC has met all timely disclosure requirements under the Securities Act (British Columbia), the Securities Act (Ontario) and National Policy No. 40, and, without limiting the generality of the foregoing, there has not occurred any adverse material change since September 30, 1997 and no adverse material fact exists in relation to Western or its securities that has not been publicly disclosed;

10.1.13.	the representations and warranties of Western in this Agreement are now and at the Time of Closing will be true and correct;

10.1.14.	WTC is the registered and beneficial owner of 4999 shares in the capital of Minera Western which represent 99.9% of the issued and outstanding shares in the capital of Minera Western and WTC owns such shares free and clear of all liens, charges, encumbrances or rights of third parties. No person other than WTC has the right, actual, contingent, conditional or otherwise, in any circumstance, to be allotted or issued shares or other securities of Minera Western;

10.1.15.	it has title to the Western Concessions subject only to the paramount title of the United States of Mexico; and

10.1.16.	it has paid all taxes, assessments, charges, fees and other levies imposed upon or required with respect to the Western Concessions and has filed all returns and reports required therefore.
10.2.	Kennecott represents and warrants to Western that:
10.2.1.	Kennecott has title to concessions comprised in the Kennecott Concessions of which it is the claimholder, as shown in Schedule 1.13, subject only to the paramount title of the United States of Mexico and to the provisions of the Underlying Agreements to which the same may be subject;

10.2.2.	it has paid all taxes, assessments, charges, fees and other levies imposed upon or required with respect to the Kennecott Concessions and has filed all returns and reports required therefore;

10.2.3.	it has full power and absolute authority to grant to Western the rights provided in this Agreement that pertain to the Penasquito Project and the concessions comprised in the Kennecott Concessions of which Kennecott is the claimholder as shown in Schedule 1.13 and to assign the Penasquito Agreements;

10.2.4.	this Agreement constitutes a legal, valid and binding obligation of Kennecott; and

10.2.5.	to the best of its knowledge, there are no actual pending or threatened lawsuits or administrative actions affecting the Kennecott Concessions.
10.3.	Western acknowledges that Kennecott makes not representation or warranty as to its title to, or its right to assign, the Kennecott Concessions of which it is not the claimholder as shown in Schedule 1.13 and that under Section 4.2 it will be required only to transfer to Western such interest therein if any as it may have and only if it has the right to do so without incurring any cost, penalty or liability.

10.4.	The representations and warranties contained in Section 10.1 are provided for the exclusive benefit of Kennecott and a breach of any one or more of them may be waived by Kennecott in writing in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

10.5.	The representations and warranties contained in Section 10.2 are provided for the exclusive benefit of Western and a breach of any one or more of them may be waived by Western in writing in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

10.6.	Western shall indemnify and hold Kennecott harmless in respect of any loss resulting from any breach of any representation or warranty of Western (and for the purposes of this Section 10.6 the words “to the best of Western’s knowledge” in Section 10.1.4 shall be deemed to be deleted therefrom) in this Agreement or in any document delivered hereunder or arising out of facts or circumstances constituting such a breach, or any failure to perform any covenant contained in this Agreement.

10.7.	The covenants, representations and warranties contained in this Agreement will not merge in or be extinguished by the Shareholders Agreement or the Closing and shall survive Closing and the execution and delivery of the Shareholders Agreement and of documents delivered at the Closing and shall continue in full force and effect.

11.	CONFIDENTIALITY

11.1.	During the Alliance Term, all information received or obtained by a party hereunder or pursuant hereto shall be kept confidential by it and no part thereof may be disclosed or published without the prior written consent of the other except such information as may be required to be disclosed or published by regulatory bodies having jurisdiction.

11.2.	Notwithstanding Section 11.1, a party may disclose information to any person or persons with whom it proposes to contract as permitted by Article 7 or to its professional advisors or consultants, provided that Western shall not disclose any information or data that has been or is provided to it by Kennecott without Kennecott’s prior written consent and that neither party will disclose information to persons with whom it proposes to contract or to professional advisors or consultants without first requiring them to acknowledge, in writing, the confidentiality of such information.

11.3.	Except as required by law or regulatory authority, during the Alliance Term neither party shall make any public announcements or statements concerning this Agreement or the Properties without the prior approval of the other, not to be unreasonably withheld.

11.4.	During the Alliance Term, the text of any public announcements or statements including news release which Western intends to make pursuant to the exception in Section 11.3 shall be made available to Kennecott prior to publication and Kennecott shall have the right to make suggestions for changes therein. If Kennecott is identified in such public announcement or statement it shall not be released without the consent of Kennecott in writing.

12.	NOTICES

12.1.	All notices, payments and other required communications (“Notices”) to one of Kennecott or Western by the other shall be in writing and shall be addressed respectively as follows:

If to Kennecott:
Commercial Director
Kennecott Exploration Company
224 North 2200 West
Salt Lake City, Utah 84116
USA
Telecopier: (801) 238-2420
with a copy to:
Director Strategic Development
Kennecott Canada Exploration Inc.
200 Granville Street, Suite 354
Vancouver, B.C.
V6C 1S4
Telecopier: (604) 669-5255
If to Western:
President
Western Copper Holdings Ltd.
1185 West Georgia Street, Suite 1650
Vancouver, B.C.
V6E 4E6 Canada
Telecopier: (604) 688-4670
All Notices shall be given (1) by personal delivery to the addressee, or (2) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (3) by registered or certified mail or commercial carrier return receipt requested. All Notices shall be effective and shall be deemed delivered (1) if by personal delivery on the date of delivery if delivered during normal business hours and, if not delivered during normal business hours, on the next business day following delivery, (2) if by electronic communication on the next business day following receipt of the electronic communication, and (3) if solely by mail or commercial carrier on the next business day after actual receipt. A party may change its address by Notice to the other party.
13.	MISCELLANEOUS

13.1.	Ownership of Subsidiaries. WTC covenants with Kennecott that it will at all times hold and beneficially own at least 99.9% of the shares of Minera Western and that WTC or Minera Western will at all times hold and beneficially own at least 99.9% of the shares of any corporation to which the Properties are transferred pursuant to Section 7.4. KEC covenants with Western that it and its Affiliates will at all times be the sole shareholders of Minera Kennecott.
13.2.	Assignment. KEC and Minera Kennecott may freely assign their respective rights under this Agreement in whole or in part, subject only to the restriction in Section 7.1. WTC and Minera Western may assign this Agreement only as expressly permitted.

13.3.	Applicable Law. The terms and provisions of this Agreement shall be interpreted in accordance with the laws of British Columbia.

13.4.	Time. Time shall be of the essence of this Agreement.

13.5.	Entire Agreement. This Agreement terminates and replaces all prior agreements, either written, oral or implied, between the parties with respect to the subject matter hereof, and together with the Subscription Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

13.6.	Void or Invalid Provision. If any term; provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable shall continue in full force and effect and in no way be affected, impaired or invalidated thereby.

13.7.	Additional Documents. The parties shall do and perform all such acts and things, and execute all such deeds, documents and writings, and give all such assurances, as may be necessary to give effect to this Agreement.

13.8.	Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by the parties.

13.9.	Waiver. The failure of a party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit that party’s right thereafter to enforce any provision or exercise any right.

13.10.	Binding Effect. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13.11.	Counterparts. This Agreement may be executed in counterparts.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WESTERN COPPER HOLDINGS LTD.

By:	/s/ [ILLEGIBLE]

Title:	V. P. Finance

MINERA WESTERN COPPER S.A. DE C.V.

By:	/s/ [ILLEGIBLE]

Title:	V. P. Finance

KENNECOTT EXPLORATION COMPANY

By:	/s/ John V. [ILLEGIBLE]

Title:	President

MINERA KENNECOTT S.A. DE C.V.

By:	/s/ John V. [ILLEGIBLE]

Title:	President

Schedule E
Termination of Property Rights Agreement

TERMINATION OF PROPERTY RIGHTS AGREEMENT
THIS AGREEMENT is made as of the 5th day of May, 1999, by and between KENNECOTT EXPLORATION COMPANY, a Delaware corporation, MINERA KENNECOTT S.A. DE C.V., a Mexico corporation (collectively, “Kennecott”), WESTERN COPPER HOLDINGS LTD., a British Columbia corporation, and MINERA WESTERN COPPER S.A. DE C.V., a Mexico Corporation (collectively, “Western Copper”).
WHEREAS, Kennecott and Western Copper entered into that certain Property Rights Agreement (“Property Rights Agreement”) dated 13 March, 1998; and,
WHEREAS, The parties now wish to terminate the Property Rights Agreement;
NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:
1.	Western Copper acknowledges that it currently owes Kennecott ONE MILLION THREE HUNDRED FORTY-FOUR THOUSAND FIVE HUNDRED AND FIFTY-SIX UNITED STATES DOLLARS (US$1,344,556.00) for expenses incurred by Kennecott on Western Copper’s behalf, plus interest. Western Copper hereby confirms that the expenditures are valid and this amount is undisputed. On or before the close of business on 5 May, 1999 (the “Effective Date”), Western Copper shall pay Kennecott such amount in full.

2.	After the Effective Date, and performance of Western Copper’s obligations pursuant to Paragraphs 1, 3(a) and 3(b) herein, Kennecott shall assign, at Western Copper’s sole expense, all of Kennecott’s right, title and interest in the Properties, as more particularly described in Exhibit A hereto, to Western Copper or its designated assignee. Western Copper shall assume and perform, at its sole risk and expense, all of obligations pertaining to the Properties and shall indemnify and hold Kennecott harmless for any liabilities, costs or expenses arising from Western Copper’s activities on the Properties. WESTERN COPPER HEREBY ACKNOWLEDGES THAT TITLE TO SEVERAL OF THE CONCESSIONS COMPRISING THE PROPERTIES ARE IN JEOPARDY, THROUGH NO FAULT OF KENNECOTT, DUE TO DELINQUENT TAX AND PROPERTY PAYMENTS. ASSIGNMENT OF THE PROPERTIES TO WESTERN COPPER SHALL BE MADE ON AN “AS IS” BASIS, AND KENNECOTT MAKES NO REPRESENTATIONS OR WARRANTIES AS TO TITLE. If transfer of the Properties is not made as of the Effective date, Kennecott shall continue to hold title to the Properties for the benefit of Western Copper or its designated assignee, provided that Western Copper acknowledges that it shall be solely responsible for the prompt payment of taxes and property payments required to keep the Properties in good standing. It is understood and agreed that Kennecott shall be under no obligation to make any payments on Western Copper’s behalf. Western Copper shall indemnify and hold Kennecott harmless for any claim of any type resulting directly or indirectly from Western Copper’s failure to make tax or property payments in a timely manner.

3.	As of the Effective Date, Kennecott shall surrender its Back-In Rights on the Properties, as set forth in Section 5 of the Property Rights Agreement. As

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consideration for Kennecott surrendering such rights, on the Effective Date Western Copper shall:
(a)	Issue Kennecott 250,000 common shares of Western Copper common stock. Such stock shall be subject only to such hold period as is required under the rules of the Toronto Stock Exchange, and shall be validly issued, fully paid and nonassessable, and free and clear of all liens. Such number of shares shall be adjusted for any intervening subdivision of Western Copper stock or other capital reorganization.

(b)	Amend Section 2 (b) of that certain Subscription Agreement dated 12 March, 1998 and each of the, share purchase warrants referred to therein, so that such warrants may be exercised any time prior to March 12, 2001 at a price of two dollars (C$2.00) per share, subject to such restrictions and accelerated expiry time as required by the Toronto Stock Exchange.

(c)	In addition to performing the obligations set forth above, Western Copper shall pay Kennecott, on or before 1 August, 1999, the sum of fifty thousand U.S. dollars (US$50,000), plus the full amount of tax penalties incurred for failure to make tax payments on 30 April, 1999.
4.	After the Effective Date, and performance of Western Copper’s obligations pursuant to Paragraphs 1, 3(a) and 3 (b) herein, the Properties shall be transferred to Western Copper subject to Kennecott’s right to receive a one percent (1%) net smelter return royalty on Western Copper Concessions, and two percent (2%) net smelter return royalty on kennecott Concession or the Penasquito Property, as set forth in Section 6 of the Property Rights Agreement, with the exception that the royalties shall no longer be capped. The net smelter return royalty shall be payable as provided in Schedule 1.14 of the Property Rights Agreement. A copy of Schedule 1.14 is attached hereto as Exhibit B. A schedule of properties subject to such obligation to pay royalties is attached hereto as Exhibit A. Any subsequent transfers of the Properties by Western Copper shall be subject to Kennecott’s right to receive its net smelter royalty, and any subsequent transferee shall acknowledge in writing its obligation to pay such royalty and file, at its sole expense, such documentation as may be necessary to acknowledge Kennecott’s right with the appropriate governmental authorities in Mexico.

Kennecott’s royalty interest on the Villa de Ramos claim group, as described in Exhibit C hereto, can be purchased under the following terms.
(a)	One million U.S. dollars (US$1,000,000) per percentage point at any time on or before the second anniversary of this Termination Agreement; or,

(b)	Two million U.S. dollars (US$2,000,000) per percentage point at any time after the second anniversary, but before the third anniversary of this Termination Agreement.

(c)	If any portion of the royalty is not purchased prior to the third anniversary of this Termination Agreement, Kennecott’s right to receive a net smelter return royalty, pursuant to Paragraph 4 above shall remain in full force and effect.

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The parties acknowledge that different net smelter royalty rates apply to different concessions within the Villa de Ramos claim group. It is acknowledged and agreed that the payment of one million U.S. dollars (US$1,000,000) under subparagraph (a) above or two million U.S. dollars (US$2,000,000) under subparagraph (b) above, as the case may be, acquires one percentage point from all the royalty interest payable on the entire Villa de Ramos claim group. Subsequently, the concessions previously subject to a one percent (1%) royalty would have no royalty due, and the concessions subject to a two percent (2%) royalty would be subject to a one percent (1%) royalty. The maximum percentage amount payable to Kennecott in any buyout, where both a one percent (1%) and two (2%) percent royalty is due, shall be two percent (2%). The rights granted hereunder may be exercised in part under subparagraph (a) and the balance under subparagraph (b), but exercise must be as to full percentage points only.

6.	After the Effective Date, and performance of Western Copper’s obligations pursuant to Paragraphs 1, 3(a) and 3 (b) herein, Kennecott shall grant Western Copper the exclusive right to find a buyer for Kennecott’s equity interest in Western Copper. The term of such right will be sixty (60) days from the Effective Date. If Western Copper fails to find a buyer, ready, willing and able to purchase Kennecott’s equity interest at a price of three dollars sixty-five cents (C$3.65) per share or greater, then Kennecott shall be free to seek a buyer on its own initiative without further obligation to Western Copper. The appropriateness of any sales offer shall be determined in Kennecott’s sole discretion. Western Copper shall not be entitled to any fees for finding a buyer. Western Copper shall not make any representations or warranties on Kennecott’s behalf. During and before such sixty (60) day period, Kennecott shall be free to tender its shares to a take-over bid.

7.	Western Copper shall, within sixty (60) days of the date hereof, return all confidential data provided to it under Section 4.4 of the Property Rights Agreement to Kennecott. This paragraph shall not apply to data directly related to the concessions to be transferred to Western Copper.

8.	Western Copper shall, within sixty (60) days of the date hereof, remove any of its property now stored in the Kennecott’s Guadalajara office or the core shed located near the Penasquito property. Any property not removed within the sixty (60) day period shall become the property of Kennecott. If Western Copper wishes to store drill core in Kennecott’s Penasquito core shed after the expiry of the sixty-day period, it shall execute a lease, in a form acceptable to Kennecott, and make lease payments to Kennecott of seven hundred fifty U.S. dollars (US$750) per month.

9.	As of the Effective Date, and after the performance of Western Copper’s obligations pursuant to Paragraphs 1, 3(a) and 3(b) herein, the Property Rights Agreement shall terminate and the parties shall have no further reciprocal obligations, except for Sections 2.7.2, 4.11, 4.13, 4.14, and 10.2.1 which shall survive such termination, and the provisions of this Termination Agreement.

10.	Time shall be of the essence hereof. Western Copper shall be obligated to pay the amounts set forth in Paragraph 1 on or before 5 May, 1999, and the references herein to the Effective Date are not intended to provide Western Copper with a grace period.

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11.	This Termination Agreement shall be interpreted under the laws of the Province of British Columbia, without regard to conflicts of law.

KENNECOTT EXPLORATION COMPANY

By:	/s/ [ILLEGIBLE]

Title:	President

MINERA KENNECOTT S.A. DE C.V.

By:	/s/ [ILLEGIBLE]

Title:	President

WESTERN COPPER HOLDINGS LTD

By:	/s/ Thomas C. Patt

Title:	President

MINERA WESTERN COPPER S.A. DE C.V.

By:	/s/ Thomas C. Patt

Title:	President

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